   As filed with the Securities and Exchange Commission on December 22, 2000
                                                      Registration No. 333-45452


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 ISNI.NET, INC.
                                 --------------
                 (Name of Small Business Issuer in Its Charter)



                7370                                  Delaware                       58-2489419
                ----                                  --------                       ----------
    (Primary Standard Industrial            (State or Other Jurisdiction            (IRS Employer
     Classification Code Number)          of Incorporation or Organization)      Identification No.)

                        204 East McKenzie Street, Unit D
                           Punta Gorda, Florida 33950
                                  941-575-7878
                                  ------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                Lesly Benoit, Jr.
                             Chief Financial Officer
                        204 East McKenzie Street, Unit D
                           Punta Gorda, Florida 33950
                                  941-575-7878
                                  ------------
            (Name, Address and Telephone Number of Agent For Service)


                                   Copies to:
                               Mary Beth M. Clary
                      Porter, Wright, Morris & Arthur LLP
                        5801 Pelican Bay Blvd., Suite 300
                              Naples, Florida 34108


     Approximate Date of Commencement of Proposed Sale to the Public: For shares to be sold by the Company, as soon as practicable after this Registration Statement becomes effective and, for shares to be sold by the Selling Stockholders, from time to time at their discretion.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


PROSPECTUS                            Subject to Completion - December 22, 2000

                                                   ISNI.NET, INC.

                                        1,200,000 shares of common stock
                                   offered for sale by ISNI at $5.00 per share

[ISNI LOGO]                           745,000 shares of Common Stock offered for
                                     resale by our affiliates at $5.00 per share

                                            451,000 shares of common stock
                                         offered for resale by nonaffiliated
                                         selling stockholders at prevailing
                                                     market prices



     The affiliated and nonaffiliated selling stockholders named on pages 45 and 46 of this prospectus may sell some, all, or none of their shares. We will not receive any of the proceeds from the sale of the stockholders' shares, although we have agreed to pay the expenses relating to the registration of such shares.






     We will initially sell our 1,200,000 common shares through our executive officers who will not receive commissions. We currently do not have an underwriter, broker, or dealer involved with the sale of our shares.

     No public market currently exists for our common stock.


     A PURCHASE OF OUR SHARES INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO CAREFULLY REVIEW AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR SHARES.


                                                                                    PER SHARE       TOTAL
                                                                                    ---------       ------
Public offering price for shares sold by ISNI...............................         $5.00          $6,000,000.00
Underwriting discounts and commissions......................................          0.00                   0.00
Proceeds to ISNI, before expenses...........................................         $5.00          $6,000,000.00


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             _____________ __, 2000

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS


                                                PAGE
                                                ----

PROSPECTUS SUMMARY.................................3
RISK FACTORS.......................................5
FORWARD-LOOKING STATEMENTS.........................9
USE OF PROCEEDS...................................10
DETERMINATION OF OFFERING PRICE...................12
DIVIDEND POLICY...................................13
CAPITALIZATION....................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS..................................14
BUSINESS..........................................21
MANAGEMENT........................................35
PRINCIPAL STOCKHOLDERS............................40
DESCRIPTION OF SECURITIES.........................41
SELLING STOCKHOLDERS..............................44
PLAN OF DISTRIBUTION..............................47
LEGAL MATTERS.....................................49
EXPERTS...........................................49
WHERE YOU CAN FIND ADDITIONAL INFORMATION.........49
INDEX TO FINANCIAL INFORMATION....................50

--------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY

     When used in this prospectus, the terms "we," "our," and "us" refer to ISNI.net, Inc. and not to the selling stockholders.

OUR BUSINESS

     We are an Internet service provider, commonly known as an ISP, currently serving individuals and small businesses, primarily in Charlotte County, Florida. Our services include dial-up Internet access, web hosting, and other value-added services such as web page design and web-server co-location. As of November 30, 2000, we served approximately 2,375 subscribers, including 28 web hosting subscribers.

     Under our growth plan, we anticipate having the ability to provide high speed and secure Internet and data services to residential and corporate customers utilizing state-of-the-art digital wireline and broadband wireless technologies before the end of 2001. We are in the process of licensing technology which will provide faster, more reliable Internet access for our subscribers on a more economical basis than our competitors. With the proceeds from this offering, we anticipate implementing domestically and internationally a state-of-the-art broadband wireless Internet access system. We also intend to embark upon a regional and international expansion program with the goal of extending our services during 2001 to areas of Central and South Florida, Russia, and Central America.

     Our executive offices are located at 204 East McKenzie Street, Unit D, Punta Gorda, Florida 33950. Our web site address is http://www.ISNI.net. The information contained in our web site is not part of this prospectus.

THE OFFERING


Common stock offered by us..........................................1,200,000 shares
Common stock offered by our affiliates................................745,000 shares
Common stock offered by nonaffiliated selling stockholders............451,000 shares
Common stock to be outstanding after the offering..................27,861,000 shares
Proposed OTC-BB trading symbol..................................................ISNI

     The offering is being conducted in three stages. In the first stage, we will sell 200,000 shares of our common stock at $5.00 per share. Neither our affiliates nor the nonaffiliated selling stockholders will be permitted to sell their shares under this offering during the first stage. The second stage will begin immediately after we have sold 200,000 shares. In the second stage, we will sell the remaining 1,000,000 shares and our affiliates will sell their 745,000 shares at $5.00 per share. The nonaffiliated selling stockholders will not be permitted to sell their shares during the second stage. The third stage will begin immediately after the second stage has concluded. In the third stage, the nonaffiliated selling stockholders will sell their shares.

     We will terminate this offering on December 31, 2001, or earlier at such time as all 1,200,000 shares have been sold.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


RISK FACTORS

     An investment in our shares is highly speculative, involves a high degree of risk, and results in immediate and substantial dilution. Various risk factors could materially and adversely affect our operating and financial performance. Factors that are specific to this offering are described beginning on page 5 of this prospectus. The more detailed discussion of our business and our stock also describes risk factors that may apply generally to our industry or are otherwise not specific to this offering.

SUMMARY FINANCIAL DATA

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and notes included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2000, and the years ended December 31, 1999 and 1998, and the balance sheet data as of June 30, 2000, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the three months ended September 30, 2000, and the balance sheet data as of September 30, 2000, are derived from our unaudited financial statements included elsewhere in this prospectus and reflect all adjustments, consisting only of normal recurring adjustments, that, in our opinion, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended September 30, 2000, are not necessarily indicative of results expected for the entire year.

                                          STATEMENT OF OPERATIONS DATA

                                             UNAUDITED
                                           FOR THE THREE                                 FOR THE YEAR ENDED
                                            MONTHS ENDED       FOR THE SIX                  DECEMBER 31,
                                           SEPTEMBER 30,       MONTH ENDED      -------------------------------------
                                                2000          JUNE 30, 2000           1999                1998
                                          -----------------  -----------------  ------------------  -----------------
Total income..............................$       111,443    $      225,888      $      301,851      $        88,470
Income (loss) from operations.............(        27,900)   (      174,448)              7,441      (       109,616)
Net income (loss).........................(        34,040)   (      182,271)     (          549)     (       116,382)
Net income (loss) per share...............           0.00*             0.00*               0.00*                0.00*

-----------
*Less than $0.01.


                                               BALANCE SHEET DATA

                                                                      UNAUDITED
                                                                   AS OF SEPTEMBER
                                                                      30, 2000            AS OF JUNE 30, 2000
                                                                 --------------------     --------------------
        Total assets.............................................$          145,946       $       101,881
        Total liabilities........................................           367,582               306,707
        Shareholders' deficit....................................(          221,636)      (       204,826)

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should consider the following factors carefully in evaluating an investment in our shares.

MANY OF OUR SUBSCRIBERS ARE PART-TIME RESIDENTS IN OUR MARKET. IF WE ARE UNABLE TO RETAIN THESE SUBSCRIBERS OR ATTRACT NEW SUBSCRIBERS TO REPLACE THOSE WHO LEAVE AND DO NOT RETURN TO US FOR THEIR INTERNET ACCESS, WE WILL NOT BE ABLE TO ACHIEVE SUSTAINABLE PROFITABILITY.

     Our monthly subscribers, who account for a substantial majority of our revenues, currently have the option of discontinuing service at the end of any month for any reason. We are particularly sensitive to this risk since many of our subscribers are only part-time residents in our market area. Our expense levels are based, in part, on our expectations regarding future revenues from new and existing subscribers. Our operations often require up-front expenses with trailing revenues. To the extent that subscribers and, therefore, revenues are below expectations, we may be unable to reduce expenses proportionately, and operating results, cash flow, and profitability could be negatively affected.

IF WE FAIL TO SUCCESSFULLY INTEGRATE OUR ACQUISITIONS AND ENTER THE WIRELESS INTERNET SERVICES MARKET, WE WILL NOT BE ABLE TO ACHIEVE THE ECONOMIES OF SCALE NECESSARY TO PRODUCE SUSTAINABLE PROFITS.

     Our growth strategy is untested. Two components of our growth strategy are the strategic acquisition of businesses and subscriber accounts and the introduction of wireless Internet services. If we fail to successfully integrate our acquisitions and enter into the wireless Internet services market, our growth strategy will not succeed even though we would have expended significant funds to implement the strategy. Success of our growth strategy involves the following risks:

     - the difficulty of locating and integrating acquired operations and personnel;
     -    the potential disruption of our ongoing business;
     - the potential inability of management to successfully incorporate acquired technology and rights into our service offerings and to maintain uniform standards, controls, procedures, and policies;
     - the risks of entering markets in which we have little or no direct prior experience; and
     - the potential loss of, or impairment of relationships with, employees, customers, and suppliers.

     If we are unable to successfully complete the anticipated acquisitions or expand into the wireless Internet market, we may not be able to achieve the economies of scale necessary to produce sustainable profitability at acceptable levels.

WE DO NOT HAVE ANY EXPERIENCE IN PROVIDING WIRELESS INTERNET SERVICES INTERNATIONALLY AND WE MAY NOT BE SUCCESSFUL IN EXPANDING OUR OPERATIONS INTERNATIONALLY.

     Another component of our growth strategy is to expand our wireless services internationally to Latin America, the Caribbean, Egypt, and Russia. We have not yet, however, entered those markets and have no experience in providing wireless technology internationally. We have no experience in complying with the regulatory requirements in the foreign countries that we have targeted. We will need to hire consultants in each of these countries to assist us in meeting such regulatory requirements. In addition, we are not aware of other ISPs of our size that have successfully expanded into these markets. Our success in this area also involves substantial risks including, among others, the following:

     - our ability to hire, train, and retain qualified personnel to manage our international operations;
     - the stability of the government and governmental regulation and the success of the economy of the markets we intend to enter which could significant affect our subscriber base and our ability to operate in our targeted markets; and
     -    market acceptance of our services in our targeted markets.

     In many cases, these factors are outside of our control. Our inability to expand internationally will have a material adverse affect on our planned expansion and anticipated financial results.

IF WE DO NOT ACQUIRE FROM THE FCC THE NECESSARY FREQUENCY SPECTRUM FOR OUR WIRELESS INTERNET OPERATION, WE CANNOT PURSUE A MAJOR COMPONENT OF OUR GROWTH STRATEGY.

     To develop and maintain our planned wireless Internet operation in the United States, we will need to obtain and retain two separate licensed frequency spectrum bands of 5 megahertz each or, if we utilize certain advanced technologies, one frequency spectrum of 5 megahertz. This kind of spectrum is being sold or auctioned on a continuous basis by the Federal Communications Commission. Obtaining a licensed frequency spectrum could be very expensive. There is a possibility that we might not be able to acquire the spectrum of 5 megahertz which is necessary to operate our wireless system in the chosen area or that the spectrum might already be sold or auctioned to another company. There is also the possibility that the frequency spectrum purchased by us might be reallocated to a different use or that the transmission limits might be introduced. All these events could prevent us from setting up or continuing our wireless Internet operation, thus having a material adverse effect on our planned expansion and anticipated financial results.

IF OUR FOCUS ON THE WIRELESS INTERNET ACCESS SYSTEM FAILS FOR ANY REASON, WE WILL HAVE EXPENDED SUBSTANTIAL SUMS WITHOUT TANGIBLE BENEFIT AND MAY NO LONGER BE COMPETITIVE.

     Our industry is subject to rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service introductions. Currently, the Internet is accessed primarily by computers connected by telephone lines. Many alternative methods to access the Internet are available or under development, including cable modems, screen based telephones, satellite technologies, wireless telecommunications technologies, and other consumer electronic devices. As these alternative methods gain greater use, or as subscriber requirements change the way Internet access is provided, we will have to develop or use new technology to remain competitive. For this reason, we are actively and aggressively pursuing a wireless Internet access system. If our strategy of pursuing a wireless Internet access system fails, we will have expended substantial sums without any tangible benefit and will be behind our competitors in improving our service. Adjusting to future technological advances or changing our strategy away from a wireless system may require substantial time and expense. In the meantime, we may not succeed in addressing competitive pressures or adapting our business to alternative access methods in a timely and profitable manner.

WERNER K. EBNER WILL CONTINUE TO OWN 81.00% OUR COMMON STOCK IF ALL OF THE SHARES OFFERED BY THIS PROSPECTUS ARE SOLD AND THAT WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS THAT REQUIRE A VOTE OF THE STOCKHOLDERS.

     Our largest stockholder, Werner K. Ebner, beneficially owns 87.05% of our common stock. He and his family wish to sell in this offering approximately 641,000 shares of common stock. Immediately after this offering and assuming that he and his family sell all 641,000 shares and we sell all 1,200,000 shares, Mr. Ebner would continue to own approximately 81.00% of our common stock. As a result, he will continue to be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership also may have the effect of delaying or preventing a change in control.

WE HAVE AN ACCUMULATED DEFICIT. IF WE ARE UNABLE TO INCREASE REVENUES WHILE REDUCING COSTS PER SUBSCRIBER, WE WILL NOT BE ABLE TO ACHIEVE PROFITABILITY AND WILL NOT BE ABLE TO MAINTAIN A POSITIVE CASH FLOW.

     As of September 30, 2000, we had an accumulated deficit of approximately $364,112. A large portion of this deficit can be attributed to expenses incurred in connection with our merger with Internet Services Network, Inc. and costs associated with the related SEC filings. Adjusting for nonrecurring merger expenses, we would have had an accumulated deficit of approximately $219,000 as of September 30, 2000. Our ability to attain profitability and positive cash flow is dependent upon a number of factors, including our ability to increase revenues while reducing costs per subscriber. We may not be successful in increasing or maintaining revenues or achieving positive cash flow.

WE HAVE NO EMPLOYMENT AGREEMENTS WITH OUR KEY PERSONNEL; IF WE DO NOT RETAIN OUR KEY PERSONNEL, OUR BUSINESS WILL SUFFER.

     Our success depends upon the continued efforts of our senior management team and our technical, marketing, and sales personnel. These employees may terminate their employment at any time and we have no employment agreements. It is possible for our competitors to hire our employees to compete against us by offering them more compensation and greater incentives. The loss of the services of our key personnel, or the inability to attract additional qualified personnel to replace them or when needed as we grow, could cause the quality of our services to deteriorate. This could cause us to lose subscribers, which will negatively impact revenues and profitability.

WE DEPEND UPON SPRINT, INC., A LOCAL TELEPHONE MONOPOLY, AND CABLE & WIRELESS INC. TO PROVIDE DIAL-UP SERVICE AND INTERNET ACCESS. LOSS OF THESE SUPPLIERS COULD CAUSE AN INTERRUPTION IN OUR ABILITY TO DO BUSINESS CAUSING A LOSS OF SUBSCRIBERS AND, THUS, REVENUE AND PROFIT.

     We rely on Sprint and Cable & Wireless to provide data communications capacity. We may not be able to replace or supplement these services on a timely basis. Sprint is a local monopoly telephone company whose local service provides our subscribers with the ability to dial-in to our servers. Cable & Wireless provides access to the Internet backbone. Cable & Wireless could prevent us from delivering Internet access through their data transmission networks. Because we rely on these third-party telecommunications companies for dial-in service and backbone connections to the Internet, we face limitations on our ability to serve our subscribers. At some point in the future, our telecommunications providers may become our direct competitors.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN 2001 IN ORDER TO PURSUE OUR GROWTH STRATEGY, BUT THERE IS NO ASSURANCE THAT SUCH CAPITAL WILL BE AVAILABLE. IF WE ARE UNABLE TO OBTAIN SUCH CAPITAL, WE WILL HAVE TO SUBSTANTIALLY CURTAIL OUR GROWTH PLANS WHICH WILL REDUCE PLANNED REVENUES.

     We will likely incur substantial expenditures during 2001 to further our growth strategy. In most cases, we will attempt to finance our acquisitions with our common stock; however, due to the competitive nature of acquisitions in this industry, we may be forced or choose to use cash to complete these acquisitions. We also may have funding needs to respond to technological developments or competitive pressures. We do not currently have adequate funds to accomplish our objectives and even if we sell all 1,200,000 shares in this offering, there is a possibility that we may need to raise additional capital in 2001. There is no assurance that equity or debt financing will be available on terms acceptable to us or at all. Further, any such equity or debt financing may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative financing is required but is insufficient or unavailable, we will have to curtail our growth and operating plans. As a result, our business may not produce the level of growth or profitability we hope to achieve.

WE ARE NOT LISTED ON THE OTC BULLETIN BOARD OR ANY STOCK EXCHANGE, NOR HAVE WE ESTABLISHED A RELATIONSHIP WITH A MARKET MAKER WHO CAN ASSIST US IN GETTING LISTED ON THE OTC BULLETIN BOARD. THUS, YOU MAY HAVE DIFFICULTY BUYING AND SELLING OUR COMMON STOCK.

     We intend to qualify our common stock for listing on the OTC Bulletin Board. We need to establish a relationship with one or more market markers in order to get our shares listed on the OTC Bulletin Board. Although we are in discussions with a number of market makers, there can be no assurance that we will be able to establish a relationship with a market marker or that our common stock will or will continue to be listed on the OTC Bulletin Board. There is also no assurance that a market for our common stock will exist in the future should our stockholders wish to sell any of their shares. Even if a market exists in the future, there is no assurance that it will be an active, liquid, or continuous trading market. The stock market in general has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth, and developmental companies similar to us. Such fluctuations and volatility have often been related or disproportionate to the operating performance of such companies.


                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements within the meaning of the federal securities laws with respect to our operations, industry, financial condition, and liquidity. These statements typically include words or phrases such as "believe," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," or similar expressions.

     We have based our forward-looking statements on current plans, expectations, goals, and projections, including those associated with the wireless Internet services we plan to provide, that are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by our statements due to a variety of factors including:

     -    we may fail to be competitive with existing and new competitors,
     -    we may not retain or grow our subscriber base,
     - we may not or may not be able to adequately respond to technological developments impacting the Internet,
     -    financing may not be available to us when needed,


     - a significant adverse change in the growth rate of the overall U.S. economy may occur, such that consumer and corporate spending are materially impacted and the number of subscribers who return to our service area during the winter season may decrease thereby decreasing our potential subscriber base,
     - we may not obtain the desired frequency spectrum from the FCC which is necessary for the success of our planned wireless Internet service in the United States,


     - a significant reversal in the trend toward increased usage of the Internet may occur.

Thus, forward-looking statements should be viewed as strategic objectives rather than absolute targets of future performance.

                                 USE OF PROCEEDS


     The net proceeds from our sale of 200,000 shares at $5.00 per share during the first stage of this offering are estimated to be approximately $975,000. The net proceeds from our sale of 1,000,000 shares at $5.00 per share during the second stage of this offering are estimated to be approximately $4,875,000. We expect to use the net proceeds from the sale of our shares over the next 12 months in approximately the following amounts:

First Stage:

                                                                                  AMOUNT               PERCENTAGE
                                                                            -------------------        ------------
Repayment of bank loans................................................     $           78,000               8.0%
Repayment of stockholder and affiliate loans...........................                177,000              18.1
Purchase and installation of wireless system or VoIP terminals
   in Florida..........................................................                560,000              57.4
Acquisition of other ISPs..............................................                 95,000               9.8
Working capital........................................................                 65,000               6.7
                                                                            -------------------        ------------
            TOTAL......................................................     $          975,000             100.0%


     As indicated above, a portion of the proceeds from the first stage of this offering will be used by to repay bank and stockholder loans. As of November 30, 2000, we had an outstanding balance of approximately $78,000 on two unsecured demand notes with interest rates of 12% per annum issued under our lines of credit with two banks. These loans have been personally guaranteed by Mr. Ebner, a director and our principal stockholder. These funds were used to pay a portion of the accounting and legal fees associated with this offering and for other working capital purposes. In addition, as of November 30, 2000, we had an outstanding balance of approximately $153,000 on an unsecured, interest-free advance, payable on demand, from Mr. Ebner and approximately $24,000 on an unsecured, interest-free loan, payable on demand from Ebner Corporation and Computer Center Corp., both of which are wholly owned by Mr. Ebner. These amounts were used to pay for a consulting fee as well as for legal and accounting retainers in connection with the merger and this offering.

     Using proceeds from the first stage of this offering, we are planning to purchase and install a wireless broadband system to serve customers in the Florida counties of Charlotte, Desoto, and Lee, which are all located in Southwest Florida. This wireless broadband system will initially serve 200 customers, at a cost to us of $2,200 for each subscriber, for a total cost of $440,000. The balance of the proceeds allocated for this use in the first stage will be used for a site survey, propagation study, and start up costs, including the cost of the required frequency spectrum to be purchased from the FCC. We intend to use existing towers in the applicable service area, thus avoiding the additional cost of having to establish our own towers. The remaining funds allocated for this purpose above will be used for anticipated engineering costs and for miscellaneous expenditures, particularly in establishing operations internationally. Eventually, as we build our subscriber base, we can expand the system to serve 800 customers.

     We are also exploring the viability of using VoIP terminals either in conjunction with or in lieu of wireless broadband system. VoIP, which stands for Voice Over Internet Protocol, is an emerging technology which permits sending voice information in digital form in discrete packets rather than in the traditional circuit-committed protocols of the public switched telephone network. A major advantage of VoIP is that it avoids the tolls charged by ordinary telephone service. If our studies indicate that this technology will better serve our customers in a cost effective manner, we may determine that it is in our best interest to use some of the funds initially earmarked for the wireless broadband system to purchase and install VoIP terminals.

     Although we have no existing agreements to acquire any ISPs, we evaluate opportunities as they arise. We anticipate that any such acquisition will involve a combination of our common stock and cash. We believe that the amount allocated to the acquisition of ISPs indicated in the table above for the first stage will provide sufficient cash for two smaller acquisitions in the Southwest Florida area.

     If total proceeds are less than $975,000 in the first stage, we anticipate that proceeds will be used to first repay any outstanding indebtedness and then toward the purchase and installation of the broadband wireless system in Southwest Florida.

Second Stage:

                                                                                  AMOUNT               PERCENTAGE
                                                                            -------------------        ------------
Purchase and installation of wireless system or VoIP terminals in Florida   $        2,125,000              43.6%
Purchase and installation of wireless system or VoIP terminals in Central
    America............................................................              1,116,000              22.9
Additional investment into international wireless
    system or VoIP terminals...........................................                750,000              15.4
Acquisition of other ISPs..............................................                232,000               4.7
Working capital........................................................                652,000              13.4
                                                                            -------------------        ------------
            TOTAL......................................................     $        4,875,000             100.0%


     Proceeds from the second stage of the offering will be used to purchase and install additional wireless broadband systems to serve customers in Southwest and Central Florida, both in our initial counties of Charlotte, Desoto, and Lee, as well as in Collier, Glades, Hendry, Manatee and surrounding areas. We anticipate installing such a system in Central America as our first entry into the international arena. The success of these endeavors will determine the extent and timing of additional endeavors in Russia, the Caribbean, and Egypt. As with the proceeds from the first stage, a portion of the funds allocated to this use may be used to purchase and install VoIP terminals.

     Proceeds from the second stage of the offering will be used for the acquisition of other ISPs as opportunities arise. We believe funds allocated for this purpose in the second stage will provide sufficient cash for four to five acquisitions in Southwest and Central Florida.

     The use of proceeds described above represents our best estimate of the allocation of the net proceeds of this offering of our shares based upon the current status of our business operations, current economic conditions, and the anticipation that we will sell all 1,200,000 common shares offered by this prospectus at a price of $5.00 per share. Future events, including problems, delays, unanticipated expenses, and other complications frequently encountered by early stage companies, as well as changes in regulatory and competitive conditions affecting our business and negotiations with any underwriter, broker, or dealer with respect to the sale of our shares may make shifts in the allocation of funds necessary or desirable. In addition, any opportunity to acquire one or more ISPs may be on terms significantly different from those anticipated by us at this time which could also shift the allocation of funds from that described above. Our management reserves the right to reallocate the proceeds from this offering if the occurrence of any such event makes such reallocation necessary or advisable.

     After the repayment of indebtedness, the net proceeds will be invested in short-term, interest-bearing, investment grade securities or money market funds until they are expended as described above.


     The selling stockholders will receive the net proceeds from the resale of their shares. We will not receive any proceeds from the sale of those shares.



                         DETERMINATION OF OFFERING PRICE


     We arbitrarily determined the purchase price of the shares being offered by us and by the affiliated selling stockholders. This price of $5.00 per share bears no relationship to our assets, book value, or net worth.

     If you purchase our stock in this offering at $5.00 per share, you will experience immediate and substantial dilution of $4.80 per share in pro forma net tangible book value. This is based upon our book value as of September 30, 2000, and assumes that we sell all 1,200,000 shares in this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution per share represents the difference between the offering price per share of common stock and the pro forma tangible book value per share of common stock immediately after the offering.

     The common stock offered by the nonaffiliated selling stockholders may be offered at fixed prices which may be changed, market prices at the time of sale, prices related to market prices, or negotiated prices. Thus, the offering price for the shares being sold by the nonaffiliated selling stockholders is indeterminate as of the date of this prospectus.

                                 DIVIDEND POLICY


     We have not paid a cash dividend on our common stock and do not anticipate paying any dividends in the foreseeable future. We may never pay cash dividends or distributions on our common stock. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, revenues, profitability, capital requirements, and any other factors that the board of directors decides is relevant.

     We have accumulated substantial losses since our inception and there can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flow in order to pay dividends. At this time, we anticipate that any earnings generated from our operations will be used to finance our business and growth.



                                 CAPITALIZATION


     Our capitalization as of September 30, 2000, and as adjusted to reflect the issuance and sale of 1,200,000 shares of common stock for assumed proceeds of $5,850,000, net of expenses, follows.

                                                                             AS OF                PRO FORMA AS OF
                                                                       SEPTEMBER 30, 2000        SEPTEMBER 30, 2000
                                                                      ---------------------     ---------------------
Long-term indebtedness...........................................        $         14,231          $        14,231
Stockholders' Equity:
   Preferred Stock, $0.0001 par value, 20,000,000
     shares authorized, none issued and outstanding                                     0                        0
   Common Stock, $0.0001 par value, 100,000,000
     shares authorized, 26,661,000 shares issued and
     outstanding prior to offering and 27,861,000 shares
     issued and outstanding after the offering...................                   2,666                    2,786
   Additional paid in capital....................................                 139,810                5,989,690
   Accumulated deficit...........................................        (        364,112)         (       364,112)
                                                                      ---------------------     ---------------------

TOTAL STOCKHOLDERS' EQUITY.......................................         ($      221,636)           $   5,628,364

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     We merged with Internet Services Network, Inc. in March 2000. The merger was accounted for as a reverse acquisition. This means that, for accounting purposes, Internet Services was treated as the acquiring entity and we were treated as the acquired entity because:

     - Internet Services' shareholder owned the majority of our stock as of the merger date, and
     - prior to the merger, we were only a shell corporation having materially no assets or operations.

     The merger was also accounted for as a purchase based upon its fair market value at the transaction date. Our historical financial statements prior to the merger were retroactively restated to be those of Internet Services. Information concerning stockholders' equity and per share data was restated on an equivalent share basis giving effect to the difference in par value of our stock with an offset to paid in capital. The accumulated deficit of Internet Services was carried forward after the merger. Operations prior to the merger and earnings per share for periods prior to the merger are those of Internet Services.

     Prior to the reverse acquisition, Internet Services' year ended on December
31. In recording the reverse acquisition, Internet Services' financial statements for the six months ended June 30, 2000, became our financial statements for the same period. Internet Services' financial statements for the years ended December 31, 1999 and 1998 are included as our financial statements. We now have adopted a June 30 fiscal year end. There were no prior significant intercompany transactions between Internet Services and us.

     We have also provided financial information in this prospectus on our first quarter ended September 30, 2000.


STATEMENT OF OPERATIONS


     We derive revenue primarily from monthly subscriptions from individuals for dial-up access to the Internet. Subscription fees vary by billing plan. Under our current pricing plans, subscribers have a choice of "monthly" billing if they pay by credit card or "quarterly" billing if they pay by cash or check. Either plan gives them "unlimited access" to the Internet. For the six month period ended June 30, 2000, and the years ended December 31, 1999 and 1998, the average monthly recurring revenue per dial-up subscriber was approximately $20. There are no "start-up" fees for new subscribers although new customers are required to pay in advance either one month or three months depending on the billing plan.


     Beginning in October 1999, we instituted a prepayment plan available to all dial-up subscribers. Under the plan, subscribers may prepay their access fees for either one or two years at a discounted rate. Subscribers prepaying for one year receive a discount equivalent to two months of service and subscribers prepaying for two years receive a discount equivalent to three months. In the first year of this program, we have less then 0.1% of our customers prepaying for two years and less then 1% prepaying for one year.

     In addition, we earn revenue by providing web hosting, domain registration, web page design services, web-server co-location, and full-time dedicated access connections to the Internet. These services have been classified as "Other revenue" in our Statements Of Operations.

     Our web hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. We currently offer two pricing plans for web hosting subscribers: $15.95 per month for "Silver," which offers the customer a storage space of 15 megabytes on their web page, and $19.95 per month for "Gold," which offers up to 50 megabytes of storage space. We also charge a one-time set-up fee of $19.95 on both plans. We had 27 web hosting subscribers as of June 30, 2000.

     Domain registration involves the reservation on behalf of a customer of a web address with an organization such as Network Solutions. This service is typically, but not always, coupled with our web page design service. We have offered our web page design services for $100 per page, including graphics, but also from time to time package this service with other Internet-related services at a discount. Other services available to our customers include:

     - web-server co-location, where the customer uses our Internet T-1 access and facilities to store the customer's computer and web page, and

     - full-time dedicated access connections to the Internet for customers who need uninterrupted Internet connection.

These additional services do not currently contribute significantly to our total revenues.

          Operating expenses generally consist of:

     - costs of revenue and cost of subscriber start-up that are primarily related to the number of subscribers;
     -    overhead expenses that are associated more generally with operations;
          and

     -    depreciation, which is related to our network equipment costs.


     Costs of revenue are recurring telecommunication costs that are primarily related to the number of subscribers and are necessary to provide service to those subscribers. Telecommunication costs include the costs associated with local telephone lines into our facilities, leased lines connecting our dial-in locations, and T-1 lines connecting our main switch to the Internet backbone. Start-up expenses for each subscriber include costs associated with our software, diskettes, and other product media, manuals, and packaging, as well as mailing costs associated with the materials provided to new subscribers. We do not defer any such subscriber start-up expenses.

     Other operating expenses are incurred in the areas of advertising, banking and credit card service fees, consulting fees, employee leasing costs, rent, other occupancy and office expenses, and other expenses. Operating expenses will increase over time as our scope of operations increases. However, we expect that such costs will be offset by anticipated increases in revenue attributable to overall subscriber growth.

     We advertise using paid newspaper, radio, and television advertisements as well as flyers and postcards mailed to potential subscribers in our service area. We have experienced some customer defection to providers of free Internet access services; however, a portion of these customers return to us in order to obtain the high level of service provided by us. Higher levels of advertising and marketing may be necessary in order for us to enter new markets or increase our subscriber base in our existing market to a size large enough to generate sufficient revenue to offset such marketing expenses. We may determine to significantly increase the level of marketing activity in order to increase the rate of subscription growth and retention of existing customers. Any such increase would have a short-term negative impact on earnings. We do not defer any start-up expenses related to entering new markets. We are planning to add subscribers by purchasing customer bases from other Internet service providers, initially in the Southwest Florida area.

     We have incurred significant bank and credit card service charges due to the billing method of payment offered to our customers. During our fiscal year ended June 30, 2000, we paid a fee of approximately 1.69% of the amount of transactions being processed monthly through credit card services.


     We have used the services of an outside payroll and employee leasing company in order to keep our costs of staffing to a minimum. At the year ended June 30, 2000, we had five full time employees. These employees were in the areas of customer support and maintenance, accounting, and administration. We have recorded on our books as consulting fees the fair value of services provided by our chief executive officer and chief operating officer.

     We sublease approximately 2,400 square feet of office and classroom space from a corporation that is wholly owned by our largest stockholder. We anticipate entering into a long-term lease with the building owner which is expected to result in a rent increase. Other occupancy and office expense consists of the cost of utilities and general office supplies.


     Other expenses include costs of insurance, accounting services, dues and subscriptions, travel related to the merger, and reimbursed employee expenses.

     We expect to continue to focus on increasing our subscriber base, which will cause our operating expenses and capital expenditures to increase in addition to our revenues. There can be no assurance, however, that growth in our revenue or subscriber base will continue or that we will be able to achieve profitability or positive cash flows.

RESULTS OF OPERATIONS


THREE MONTHS ENDED SEPTEMBER 30, 2000, COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999

     Income. Internet service fees for the three months ended September 30, 2000, were $111,395 as compared to $77,954 for the comparable period in 1999. This 42.90% increase in fees was the result of an increase in total subscribers from approximately 1,500 subscribers at September 30, 1999, to approximately 1,900 subscribers at September 30, 2000. We attribute this increase in subscribers primarily to effective use of print advertising directed toward potential dial-up customers. Other revenue decreased significantly during the three months ended September 30, 2000, as compared to the comparable period because we curtailed our advertising for our ancillary services, such as web page hosting and design. We intend to grow revenue in this area by directing additional advertising to potential customers of these services commencing in January 2001.

     Cost of revenues. Cost of revenues for the three months ended September 30, 2000, was $37,043 as compared to $26,552 for the comparable period ended in 1999. This increase of 39.51% was primarily due to the acquisition of additional telephone lines and leasing of new equipment connected with the increase in total subscribers. However, the cost per subscriber continues to decrease as economies of scale are realized.

     Advertising. Advertising for the three months ended September 30, 2000, was $1,127 as compared to $6,901 for the comparable period ended in 1999. This decrease of 83.67% in advertising was due to a temporary hold on new advertising during the summer months, traditionally a slow period due to the fact that many of our subscribers reside out of state during this period. As a result of the decreased advertising, Other revenues such as Web hosting and designing also had decreased significantly.

     Bank and service charges. Bank and credit card service charges for the three months ended September 30, 2000, were $3,214 as compared to $2,617 for the comparable period ended in 1999. This increase of 22.81% was a result of the increase in total subscribers and their use of the monthly billing system which is generally paid by credit card.

     Consulting fees. Consulting fees for the three months ended September 30, 2000, were $17,250 as compared to $6,500 for the comparable period ended in 1999. This increase of 165.38% was a result of the increase in fees paid to our CEO and the addition of our COO during the 2000 calendar year.

     Employee leasing costs. Employee leasing costs for the three months ended September 30, 2000, were $488 as compared to $13,606 for the comparable period ended in 1999. This decrease was a result of the Company no longer using the services of a staff leasing company.

     Wages. Wages for the three months ended September 30, 2000 were $26,310. This represents a significant increase from the cost of leasing our employees as we had in the past primarily because we have two additional technical support and accounting employees from the year ago period.

     Rent. Rent expenses for the three months ended September 30, 2000, were $2,647, as compared to $2,546 for the comparable quarter in 1999. We lease approximately 2,500 square feet of office and classroom space, which increases 4% every year.

     Other occupancy and office expenses. Other occupancy and office expenses for the three months ended September 30, 2000, were $17,444 as compared to $4,959 for the comparable period in 1999. Other occupancy and office expenses increased 72% primarily due to employee education and training, automobile lease and other automobile-related expenses, financial printer costs relating to our SEC filings, and health insurance expenses.

     Other expenses. Other expenses for the three months ended September 30, 2000, were $26,366 as compared to $8,335 for the comparable period in 1999. These expenses increased 216.33% primarily due to legal and accounting fees related to the merger and SEC filing requirements of a public company. We did not have accounting and legal services cost in the previous year when we were a private company.

SIX MONTHS ENDED JUNE 30, 2000, COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Income. Internet service fees for the six months ended June 30, 2000, were $225,548 as compared to $128,284 for the comparable period in 1999. This 75.82% increase in fees was the result of an increase in total subscribers from approximately 1,200 subscribers at June 30, 1999, to approximately 1,800 subscribers at June 30, 2000. We attribute this increase in subscribers primarily to effective use of print advertising directed toward potential dial up customers. Other revenue decreased significantly during the six months ended June 30, 2000, as compared to the comparable period because we curtailed our advertising for our ancillary services, such as web page hosting and design. We intend to grow revenue in this area by directing additional advertising to potential customers of these services.

     Cost of revenues. Cost of revenues for the six months ended June 30, 2000, was $82,326 as compared to $46,607 for the comparable period ended in 1999. This increase of 76.64% was primarily due to the acquisition of additional telephone lines and leasing of new equipment connected with the increase in total subscribers. However, the cost per subscriber has actually decreased as economies of scale are realized.

     Advertising. Advertising for the six months ended June 30, 2000, was $4,720 as compared to $12,067 for the comparable period ended in 1999. This decrease of 60.89% in advertising was due to a temporary hold on new advertising prior to the merger with Internet Services while our management explored different opportunities for our future which ultimately resulted in the merger with Internet Services. As a result of the decrease in advertising, other revenues, such as web hosting and designing, decreased significantly.

     Bank and service charges. Bank and credit card service charges for the six months ended June 30, 2000, were $9,342 as compared to $6,739 for the comparable six months ended in 1999.

This increase of 38.63% was a result of the increase in total subscribers and their use of the monthly billing system which is generally paid by credit card.

     Consulting fees. Consulting fees for the six months ended June 30, 2000, were $154,000 as compared to $13,000 for the comparable six months ended in 1999. The majority of these fees were paid to consultants in connection with our merger with Internet Services which occurred in March 2000.

     Employee leasing costs. Employee leasing costs for the six months ended June 30, 2000, were $47,743 as compared to $23,949 for the comparable period ended in 1999. This increase of 99.35% was a result of the need to hire additional technical support personnel due to the increase in our subscriber base.

     Other occupancy and office expenses. Other occupancy and office expenses for the six months ended June 30, 2000, were $18,991 as compared to $11,210 for the comparable period in 1999. This 69.41% increase was primarily due to increases in utility costs which are associated with having more computer equipment needed to service our increased subscriber base.

     Other expenses. Other expenses for the six months ended June 30, 2000, were $64,741 as compared to $4,626 for the comparable period in 1999. These expenses increased primarily due to legal and accounting fees related to our merger and also to travel expenses related to our merger.

YEAR ENDED DECEMBER 31, 1999, COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Income. Internet service fees for the year ended December 31, 1999, were $292,345 as compared to $85,069 for the comparable year in 1998. This 243.66% increase in fees was the result of a substantial increase in total subscribers year over year. We attribute this increase in subscribers primarily to effective use of print advertising directed toward potential dial-up customers. Other revenue increased significantly during the year ended December 31, 1999, as compared to the prior year because we were advertising for our ancillary services, such as web page hosting and design.

     Cost of revenues. Cost of revenues for the year ended December 31, 1999, was $124,549 as compared to $58,057 for the comparable year ended in 1998. This increase of 114.52% was primarily due to the acquisition of additional telephone lines and leasing of new equipment connected with the increase in total subscribers. However, the cost per subscriber has actually decreased as economies of scale are realized.

     Advertising. Advertising for the year ended December 31, 1999, was $20,969 as compared to $13,061 for the comparable year ended in 1998. This increase of 60.55% in advertising was due to a new directed advertising campaign.

     Bank and service charges. Bank and credit card service charges for the year ended December 31, 1999, were $12,365 as compared to $3,327 for the comparable year ended in

1998. This increase of 271.66% was a result of the increase in total subscribers and their use of the monthly billing system which is generally paid by credit card.

     Consulting fees. Consulting fees for the year ended December 31, 1999, were $26,000 as compared to $29,400 for the comparable year ended in 1998. The fees were for compensation to our CEO during the calendar years.

     Employee leasing costs. Employee leasing costs for the year ended December 31, 1999, were $52,109 as compared to $49,740 for the comparable year ended in 1998.

     Other occupancy and office expenses. Other occupancy and office expenses for the year ended December 31, 1999, were $18,428 as compared to $16,958 for the comparable year in 1999. This 8.67% increase was primarily due to increases in utility costs which are associated with having more computer equipment needed to service our increased subscriber base.

     Other expenses. Other expenses for the year ended December 31, 1999, were $11,897 as compared to $6,646 for the comparable period in 1998. This 79.00% increase was primarily due to commissions paid for web site development agreements entered into by Internet Services.

LIQUIDITY AND CAPITAL RESOURCES

     In the year ended December 31, 1999, we financed our operations primarily through cash generated from operations and payments made by our principal stockholder on our behalf which were treated as paid-in capital. Due to the expenses incurred in connection with the merger during the six months ended June 30, 2000, we had to finance our operations primarily through advances from our principal stockholder and his affiliated corporations, and payments made by our principal stockholder on our behalf which were treated as paid-in capital and, to a lesser extent, bank borrowings.

     During the year ended December 31, 1999 and the six months ended June 30, 2000, we obtained two lines of credit in the amounts of $50,000 and $25,000 from two financial institutions. We had been looking for an increase of those lines of credit so that the aggregate amount of all lines of credit would be $125,000. Since we were not able to obtain this increase from either financial institution, nor were we able to obtain a third line from another institution, we have ceased to pursue the increase. As of now, our principal stockholder is our only way of financing the costs associated with filings required from the SEC and the costs of issuing and subsequent trading of our stock.

     We anticipate that the cash provided by operations, supplemented by our financing activities, if necessary, will be sufficient to fund our existing operations during the next fiscal year; however, we do not believe that we will be able to make the necessary financial investment in a wireless broadband system or be in a position to expand internationally unless we successfully complete the contemplated sale of our common stock. Although we continue to explore opportunities to acquire the subscriber base of other Internet service providers in the vicinity of our current market area, we may not be able to complete any such acquisitions without the proceeds from the contemplated sale of our common stock or an additional advance from our principal stockholder if he is willing to make such an advance at that time.

SEASONAL ASPECTS OF BUSINESS


     There is a strong seasonal influence which is associated with our location in Southwest Florida, a popular winter residence for retirees from northern states. As a consequence, during the winter months, subscriber numbers increase rapidly and, during the summer months, they decrease significantly. Accordingly, our operating results, cash flows, and liquidity may fluctuate significantly from quarter to quarter.



                                    BUSINESS

GENERAL


     We are an Internet service provider based in Charlotte County, Florida, and presently provide a wide array of Internet services to individuals and small businesses primarily in Charlotte County, Florida. As of November 30, 2000, we served 2,375 customers. Our business model is to supply high-speed and secure Internet and data services, including voice and video services, to residential, corporate, and institutional subscribers in an expanding scope of geographic areas utilizing state-of-the-art wireless broadband technologies.


CORPORATE HISTORY


     Our predecessor was formed under the laws of the State of Florida under the name Internet Services Network, Inc. on October 9, 1997. Our predecessor engaged in the business of providing Internet access services. By late 1998, Internet Services had acquired 800 subscribers, a number which increased to approximately 2,000 subscribers by March 2000.

     Hawkeye Corporation, which was our original name, was incorporated in Delaware by Gilbert H. Davis on August 31, 1999. Hawkeye was a development stage company formed to engage in a merger with or acquisition of an operating company who was interested in obtaining the perceived benefits of being a reporting company with a class of publicly-traded securities, including the use of registered securities in connection with acquisition activities and the ability to obtain additional capital on more favorable terms. Thus, Hawkeye initially had no operations other than issuing shares to its original stockholders. Immediately prior to the merger with Internet Services, Hawkeye had 18 stockholders owning 2,661,000 shares. Mr. Davis, Hawkeye's sole officer and director, held approximately 94% of those shares and Erik S. Nelson, one of Hawkeye's promoters, held approximately 4% of those shares.

     On March 23, 2000, Hawkeye acquired Internet Services in a reverse merger. As part of the merger, the issued and outstanding shares of Internet Services, all of which were held by Mr. Ebner, were exchanged for and converted into 24,000,000 shares of our voting common stock. The number of shares issued to Mr. Ebner was determined by Messrs. Davis and Nelson based upon their analysis of similar transactions.

     As a result of the merger, Mr. Davis held less than 10% of our common stock. He resigned as an officer and director at that time. In addition, as a result of the merger, our name was changed to "Internet Services Network, Inc." Although not our official name at the time, we were doing business under the name ISNI.net. Our stockholders voted in May 2000 to amend our certificate of incorporation so that our official name became ISNI.net, Inc. We have a June 30 fiscal year end.


INDUSTRY OVERVIEW

     The number of Internet users around the world is constantly growing. The Computer Industry Almanac has reported that by the year 2002, 490 million people around the world are expected to have Internet access. According to the Computer Industry Almanac, that means that almost 8% of the world's population will have Internet access by 2002 and that percentage is expected to increase to almost 12% by 2005. Declining prices of personal computers, continuing improvements in Internet connectivity, advancements in Internet navigation technology, and the proliferation of services, applications, information, and other content on the Internet are expected to continue to attract a rapidly growing number of individual and commercial users.


     As a result, numerous companies have moved into the Internet services market, including:

     -    telecommunications services providers;
     -    online commercial information service providers;
     -    computer hardware and software providers;
     -    cable television operators; and
     - other national, regional, and local companies engaged primarily in the business of providing Internet services.


     These companies pursue a wide variety of business strategies. For example, cable television operators, who are not required to grant third party Internet service providers access to their local networks, are deploying high-speed cable modems among their cable television subscribers. Local telecommunication exchange carriers, which generally provide third party Internet service providers with access to local networks, are deploying high-speed data transmission technologies to support the provision of Internet services. Other companies are pursuing the provision of DSL or ISDN as well as wireless broadband service for Internet use and data transmission.

     DSL, the industry's short-hand for digital subscriber lines, enables high speed data transmissions over traditional copper telephone lines, providing an economical and easy-to-implement Internet access service. ISDN, the industry's short-hand for Integrated Services Digital Network, enables the telephone network to carry information digitally at higher speeds and without the errors of the traditional analog system. A wireless local loop is a system that connects subscribers to the public switched telephone network using radio signals as a substitute for copper telephone lines for all or part of the connection between the subscriber and the switch. Examples of wireless local loops include cordless access systems and cellular systems.

     Of the numerous Internet service providers in the United States, many have chosen to focus on the acquisition of business subscribers, while others have directed their efforts to obtain individual subscribers. Most large Internet service providers have also made a major investment in network infrastructure in anticipation of future high subscriber growth. As a result, the average national Internet service provider often experiences an extended period of losses as it works to build a profitable base of subscribers in each of the many markets it serves. In addition to these losses, national Internet service providers are exposed to a high level of technological obsolescence risk as Internet access technology continues to evolve at a very rapid pace.


     The development of the international Internet services market promises similar growth - but with similar risks - as the demand for high-speed Internet services among individuals, businesses, governments, and educational institutions continues to increase in Europe, Asia, and Latin America.


STRATEGY


     Our business model is to create high user density in each geographic area we serve, which will allow us to realize substantial marketing and operating efficiencies. Our growth strategy focuses on continuing to add high-speed Internet and data services customers in existing markets and to quickly build a critical mass of subscribers in selected international markets. Each of our subscribers receives an Internet services package which provides the subscribers with a pre-specified quantity of data at a high quality of service while simultaneously offering our subscribers additional Internet related services at pre-specified rates.


     Elements of our business strategy include:

          1. ATTRACT AND RETAIN NEW DOMESTIC SUBSCRIBERS - We will continue to pursue small and medium size businesses, "e-commerce" companies, and individual customers to enhance particular features of their wireless and Internet service needs. The services we provide to businesses will include specifically tailored Internet service packages which permit fast and reliable Internet access, multiple e-mail accounts, and posting and updating of the subscriber's Internet listings for a competitive fixed monthly fee.


          2. DEVELOPMENT OF SUBSCRIBERS THROUGH UTILIZATION OF WIRELESS BROADBAND SYSTEM - To provide our customers with wireless Internet access, we intend to employ one of the most advanced wireless systems available. We are currently negotiating with Wireless Internet Access Corporation to acquire the rights to use and market their wireless broadband system known as the WIAC 2000. This system was developed and manufactured by IQ-Wireless GmbH in Germany, a company affiliated with Wireless Internet Access Corporation.


          3. AGGRESSIVE USE OF ADVERTISING TO BUILD OUR SUBSCRIBER BASE - We will use newspaper, radio, television, and direct mail advertisements to acquire individual and corporate subscribers quickly. In addition, we intend to add subscribers by aggressively marketing to current customers of other commercial Internet service providers.

          4. DEVELOPMENT OF VALUE-ADDED REVENUES STREAMS - We intend to develop value-added Internet access services, including:


          -    newly developed DSL technologies;
          - dedicated broadband connectivity where customers can order bandwidth on demand or pay per data consumed;
          -    wireless Internet services; and
          - satellite-aided data connection services, where we purchase video and other bandwidth-demanding services through a high speed satellite connection and we deliver internet access to our customers via high speed wireline or wireless services.


     We believe that the development of these new and emerging technologies will provide an excellent platform for the introduction of new value-added services to enhance the quality of services which we can offer our existing and future subscribers.


          5. DEVELOPMENT OF SELECTED INTERNATIONAL MARKETS - Utilizing our knowledge and international contacts, we intend to pursue and expand our growing subscriber base of corporate, educational, and institutional subscribers in several international markets, thereby enhancing our productivity and profitability. We intent to focus on Central America and Russia in 2001 and expand into other areas of Latin America as well as Egypt and the Caribbean commencing in 2002.

     The proceeds from our offering of common shares will be used primarily to purchase and install a wireless broadband system, such as the WIAC 2000. The WIAC 2000 broadband system will provide our subscribers with faster, more reliable Internet access on a more economical basis than our competitors. It also will provide subscribers with a wireless local area network or, as it is known in the industry, a wireless LAN.

     A LAN is a group of computers and computer-related devises that share a common communications line and, typically, a single processor or server within a small geographic area. LANs permit computers to network so that multiple computer users can, for example, share a printer or have Internet access.

     Wired LANs force users to hard wire their computers. Hard wiring can be costly, unsightly, time consuming, and slow. With a wireless LAN, such as that provided by the WIAC 2000 broadband system, the need for hardwiring is eliminated. Individual subscribers can read and send e-mail even though they are not hooked up to a telephone line. Business subscribers may operate as freestanding or movable wireless networks or may extend existing wired networks without the delay and expense of wired installation. Using this system, companies can quickly and seamlessly connect their employees, expand existing networks, support new offices or temporary workgroups, and deliver instant network access to mobile workers.

     Of particular importance, most users connect to each other or the Internet via (1) a modem at a speed of 56 kilobytes per second, (2) a single ISDN line at 64 kilobytes per second, or (3) a dual ISDN line at 128 kilobytes per second. With the WIAC 2000 broadband system, the connection speed is approximately 30 times faster than our current performance leader, the dual ISDN line.


     The current wireless technologies used by ISPs for Internet services involve mostly point to point technology to achieve high speed access. These techniques use equipment that can only serve one customer. WIAC 2000 is produced by one of only a few manufacturers, and we will be one of only a few ISPs, who are using the point to multi-point technology.

     Technically speaking, the WIAC 2000 broadband system provides Internet subscribers with a full duplex speed of 4 megabytes per second, operating as a wireless LAN. It can operate in a wide frequency spectrum, anywhere between 400 megahertz and 4000 megahertz, using a single band of only 5 megahertz. Within these 5 megahertz, the system allows 1,080 simultaneous calls and therefore up to 10,000 subscribers per single base station. Furthermore, depending on the frequency used, the system allows a cell diameter of up to 70 miles, meaning that the system can serve subscribers as far away as 35 miles from the main tower.

     We are negotiating an agreement with Wireless Internet Access Corporation which provided us with a license to distribute the WIAC 2000 broadband system throughout the United States and Latin America. Our relationship with Wireless Internet Access Corporation originated through Dieter Maschewsky, our Chief Operating Officer. In early 1990, Mr. Maschewsky assisted a group of engineers in Germany to develop and produce the first wireless local loop system, a narrow band system which would permit the wireless transmission over the Internet of more applications simultaneously and more rapidly. This narrow band system was sold in 1999 and the group of engineers formed IQ-Wireless GmbH to focus on a broadband system. IQ-Wireless contacted Mr. Maschewsky in 1999 to assist in the further development and marketing of the IQ-Wireless broadband system. IQ-Wireless's United States affiliate, Wireless Internet Access Corporation, has the exclusive rights to an Internet only version of the IQ-Wireless system known as the WIAC 2000. Mr. Maschewsky, who had previously joined us as an officer, has been instrumental in the negotiations for the distribution rights of this system for us throughout the United States and Latin America.

     The success of our growth strategy depends on a number of factors, many of which are beyond our control. These factors include:

     - the rate of new subscriber acquisition and related costs, subscriber retention, capital expenditures, and other costs relating to the expansion of operations;
     - changes in our pricing policies and those of our competitors, including those providing free access;
     -    personnel changes;
     -    market acceptance of new or enhanced versions of our services;
     -    changes in operating expenses;
     -    changes in strategy;
     -    the introduction of alternative technologies;
     -    the timing and effect of potential acquisitions;
     -    increased competition in current and prospective markets;
     -    future governmental regulation;

     - our inability to obtain the needed frequency spectrum for our planned wireless Internet operations; and
     -    other general economic factors.

     We must plan and manage effectively during periods of rapid growth. Our growth will place a significant strain on our managerial, operational, and financial resources. To manage growth effectively, we must improve our operational, financial, and management information systems and attract, integrate, and retain qualified personnel. The successful integration of acquired businesses and the expansion of our subscriber base will require:

     -    close monitoring of the quality of our service;
     -    identification and acquisition of physical sites;
     -    acquisition and installation of equipment and facilities;
     -    increased marketing in new and existing markets;
     -    employment of qualified personnel for such sites; and
     -    expansion of our managerial, operational, and financial resources.

     In addition, acquisitions could negatively affect our operating results due to dilutive issuances of equity securities, incurrence of additional debt or amortization of goodwill, and other intangible assets.


SERVICES


     We offer Internet services tailored to meet the needs of both individual and corporate Internet users. For our individual and business subscribers, we offer the following services:


          1. INTERNET ACCESS. The most popular service we presently have is a dial-up Internet access package which includes basic Internet access and related Internet applications, such as World Wide Web, and e-mail.


          2. WEB HOSTING. We offer web hosting for businesses and other organizations who wish to create their own World Wide Web sites without maintaining their own web servers and high-speed Internet connections. This web hosting service features state-of-the-art servers for high-speed and reliability, high quality connections to the Internet, and specialized customer support services.

          3. DOMAIN REGISTRATION. We offer web domain registration services to our business and institutional subscribers which we provide through our relationship with third party web domain registration services.

          4. WEB PAGE DESIGN. We provide web page design and related services at a fixed pre-pay rate to our business subscribers in a manner which permits us to market and offer our other Internet access services to the subscriber. Our services are offered in several different packages to provide our subscribers with a broad range of choices to satisfy their Internet needs.

     The majority of our subscribers have monthly or quarterly subscriptions which are renewed each month or each quarter, as applicable. In addition, our services may be purchased in one year and two year blocks. In order to enhance subscriber retention, we have instituted a new six month program so that, rather than canceling their accounts at the end of the winter season, our subscribers can suspend service and the related monthly payments for those periods when they are not in our market area, specifically, during the summer months.

     Most subscribers are billed through automatic monthly charges to their credit cards or automatic debits from their checking accounts; however, payment by cash or check is also permitted. In addition, we offer discounts on most of our services for subscribers who prepay for such services.

     Our business depends on the capacity, reliability, and security of our network infrastructure. Delays or failures in connectivity could cause us to lose subscribers. We must expand and adapt our network infrastructure as the number of subscribers increases and the amount of information transferred expands. The expansion and adaptation of network infrastructure will require substantial financial, operational, and management resources. We may not be able to timely expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements at a reasonable cost or at all.

     Capacity constraints may occur in system-wide services, such as e-mail. We could experience delayed delivery from suppliers of new telephone lines, modems, terminal servers, and other equipment. If these delays are severe, incoming modem lines may become full during peak times. Further, if we do not maintain sufficient bandwidth capacity in our network connections, subscribers will experience a slowdown of Internet services. Similar problems can occur if we are unable to expand the capacity of our servers for e-mail and the World Wide Web fast enough to keep up with increasing demand. New broadband technologies will cause increasing congestion on the Internet backbone. If the capacity of our servers is exceeded, subscribers will experience delays.

     Damage to our equipment from fire, power loss, telecommunications failures, and similar events could cause service interruptions. Despite precautions, natural disasters or other unanticipated problems at our headquarters could cause service interruptions. We do not currently maintain fully redundant Internet services, backbone facilities, or telecommunications networks. System failures could result in a loss of subscribers. Our billing and management information systems are subject to potential damage, malfunction, or other loss. Any failure of our billing and management information systems could result in delayed collections and reduced revenues.

     Despite security measures, our network infrastructure may be vulnerable to computer viruses, hacking, or similar problems caused by subscribers or other persons. Computer viruses or problems could lead to interruptions, delays, or cessation in service, causing subscribers to seek Internet access from other providers. Inappropriate use of the Internet by third parties could jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions. Any network malfunction, overload, or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security, which may result in claims against us. Further, the security and privacy concerns of existing and potential Internet users may inhibit the growth of the Internet, and our subscriber base and revenues.

     Our future success will depend upon our ability to anticipate and respond to changing consumer preferences in a timely manner. Failure to adequately anticipate or respond to such changes could have a material adverse effect on our business, revenue, and profitability.

SUPPLIERS

     Local phone service is available only from Sprint Inc., a local monopoly telephone company. We rely on Sprint Inc. to supply our dial-in lines which are used by our customers to dial-in to our servers. Sprint Inc. is currently unable to support Digital Subscriber Line services in many areas and, therefore, we cannot offer these services to our subscribers. The DSL technology is rapidly developing and there are DSL techniques that have either been recently introduced or will be introduced in the near future. Thus, it is possible that Sprint will be able to support DSL services in the future. If it becomes apparent that Sprint will not be able to support DSL services in the foreseeable future, we intend to expand our ISDN services.

     We also rely on Cable & Wireless Inc. to supply us connectivity from our servers to the Internet backbone, currently through two T1 lines.

     These providers may experience disruptions of service or have limited capacity, which could disrupt our services. In the event of an extended disruption, we may not be able to replace or supplement these services on a timely basis or at all.

     Because we rely on third-party telecommunications companies for our backbone connections to the Internet, we face limitations on our ability to serve our subscribers, including the following:

     - we do not control decisions regarding availability of service at any particular time;
     - we may not be able to deploy new technologies because our telecommunications providers may not be able to support that technology; and
     - we may not be able to negotiate favorable interconnectivity agreements with other Internet service providers.

     At some point in the future, our telecommunications providers may become our direct competitors.

     We also are dependent on third-party suppliers of hardware components. Increasing demand for these components places a significant strain on suppliers. There could be delays and increased costs in expanding our network infrastructure if alternative sources of supply are unavailable.

SEASONALITY


     There is a strong seasonal influence which is associated with our location in Southwest Florida, a popular winter residence for retirees from northern States. As a consequence, during the winter months, subscriber numbers increase rapidly and, during the summer months, they decrease significantly. Our paid and complementary dial-up Internet access subscriber base at the conclusion of each calendar quarter during the past two years has been as follows:


                                   MARCH 31            JUNE 30           SEPTEMBER 30        DECEMBER 31
2000......................           2,062               1,856               1,950                  --


1999......................           1,294               1,622               1,551               1,858



     As of November 30, 2000, our subscriber base increased to 2,375, of which 36 were complimentary accounts and 28 were web hosting accounts. We are investigating ways to provide our subscribers with some level of service when they are at their summer residences so that we may recapture them as subscribers when they return to our service area during the winter months.


CUSTOMER CARE

     Our goal of 100% subscriber satisfaction begins with providing superior systems and network performance. We focus on scalability, reliability, and speed in the technical design and maintenance of our systems. In addition to the provision of superior systems and network performance, we emphasize high quality customer care and technical support. We strive to retain our subscribers by providing prompt responses to their problems, inquiries, and needs.

     Individuals and businesses accessing the Internet have many different computer hardware configurations and widely varying levels of computer sophistication. Consequently, we must be able to efficiently and effectively address, among other things:

     -    problems affecting a wide variety of hardware systems;
     - start-up or other basic problems of new subscribers and new Internet users; and
     -    highly technical issues that sophisticated subscribers may encounter.


     In addition to diagnosing and resolving subscribers' technical problems, we answer questions concerning account status, respond to software requests, and provide configuration information. Our subscribers can access all of our customer support services via telephone or by e-mail. We maintain on our web site a description of our customer care services and provide technical assistance.


MARKETING

     Our marketing strategy focuses on penetration of selected markets in order to acquire and attain a critical mass of individual, commercial, and institutional subscribers to support profitable operations. We use a variety of sources to communicate our marketing message, including newspaper, radio, television, and online advertising, as well as targeted direct mail marketing.

TECHNOLOGY AND DEVELOPMENT

         Although we do not focus a significant amount of our resources on creating new technologies, we constantly evaluate new technologies and applications for possible introduction or incorporation into our services. Where appropriate, we intend to partner with other corporations to bring new technologies to our current and future customers. We believe that we are well positioned to efficiently market and deploy such new and emerging technologies as they become available and to incorporate such technologies into the value-added services we offer.


         Currently, we are focusing on our cooperation with Wireless Internet Access Corporation, a Florida corporation which is affiliated with IQ-Wireless GmbH, in Germany. We are negotiating an agreement with Wireless Internet Access Corporation to grant us a license to distribute the WIAC 2000 system throughout the United States and Latin America. A demonstration unit of the WIAC 2000 system will be delivered by Wireless Internet Access Corporation midyear in 2001. We plan to field test the unit for three months with approximately 20 subscribers prior to offering the system generally to our subscribers. Assuming a successful field test of the system, we anticipate being able to offer the system to our general subscribers in Florida no later than early 2002.

         Before we can begin our field test, however, we must obtain an experimental license from the Federal Communications Commission. On October 6, 2000, we applied to the FCC for an experimental license to provide wireless Internet services to selected customers. We received a letter from the FCC, dated October 26, 2000, acknowledging our application and informing us to allow 90 days for the FCC to process our application.

         If the field testing of the WIAC 2000 system are unsuccessful or do not meet our expectations, we intent to test other wireless systems on the market suitable to provide wireless Internet services to our subscribers.


         We anticipate that these types of relationships will give us the opportunity to stay ahead in communications and software technology.

COMPETITION


         The market for the provision of Internet access services to individuals, corporations, and institutions is extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We believe that several of the primary competitive factors in determining our success are:


     -   reputation for reliability and service;
     -   pricing;
     -   effective customer support;
     -   access speed;
     -   access to capital;
     -   creative marketing;
     -   easy-to-use software; and
     -   graphic coverage.

         We believe that new competitors will continue to enter the Internet services market. In addition, as public awareness and use of the Internet grows, existing competitors are likely to further increase their emphasis on Internet access services, resulting in even greater competition. The ability of our competitors to enter into business combinations, strategic alliances, or joint ventures, or to bundle other services and products with Internet access could effect our business, financial condition, and operations.


         Our current and prospective competitors include many companies which have varying degrees of market presence, financial resources, and technical expertise. We currently compete or expect to compete with the following types of Internet service providers:


     -   commercial on-line service providers, such as America OnLine;
     - other local, national, and regional Internet service providers, including Sunline and EarthLink;
     - computer hardware and software companies, such as IBM, Microsoft, Dell, and Gateway;
     - regional and national telecommunication providers, including AT&T, MCI WorldCom, and Sprint;
     - cable television operators, such as Comcast, Time Warner, Inc., and AT&T;
     -   wireless communications companies;
     -   satellite companies; and
     -   nonprofit and educational Internet access providers.

         Many of these competitors have significantly broader market presence and brand recognition and much greater financial, technical, and marketing resources. Some of these competitors also have extensive coast-to-coast access to Internet backbones, which provides greater scalability and the ability to provide better service quality.

         We face increased competition from ISPs that provide free Internet access to consumers, including Juno Online Services, Freei.Net, and NetZero. Under this "free access" business model, revenues are derived primarily from companies that place advertisements in small banners or windows on users' computer screens while they are online. Subscribers to these free services are generally required to provide demographic information which is used by advertisers to deliver targeted messages to the users' screens that cannot be closed or removed. ISPs employing this business model could continue to attract a sizable number of users and exert pressure on prices.

         We also expect to face competition in the future from companies that provide direct Internet connections to consumers' homes and businesses, including national and regional telecommunication providers, cable companies, electric utility companies, and terrestrial and satellite wireless communications companies. For example, cable television operators offer Internet access through their cable facilities at significantly faster rates than existing analog modem speeds. Such companies and other telecommunications carriers include Internet access in the basic bundle of services which they already provide, or offer such Internet access for a nominal additional charge. Such bundling of services may make it difficult for us to compete with telecommunications providers and may force us to lower prices, resulting in reduced revenues.

         New competitors, including large computer hardware and software, media, and telecommunications companies, as well as wireless communications companies, satellite companies, and nonprofit or educational Internet access providers may continue to enter our Internet services market, resulting in greater competition.

         Competition could also result in increased selling and marketing expenses, related customer acquisition costs, and customer attrition, all of which could adversely affect our operations and financial condition. We may not be able to offset the effects of such increased costs which could result in deteriorating profit margins or losses.

         Our entry into new markets will involve substantial expenditures on advertising, customer care, and other operating needs. To remain competitive, we may not be able to increase subscription fees to match these increasing expenses and could experience deteriorating profit margins or losses.

         We intend to compete in this highly competitive market by introducing domestically and internationally a state-of-the-art broadband wireless Internet access system which will provide faster, more reliable Internet access for our subscribers on a more economical basis than our competitors.


GOVERNMENT REGULATION


         We currently provide Internet access through transmissions over public telephone lines. These transmissions are governed by state and federal regulatory policies establishing charges and terms for communications. Although currently we are not directly regulated by the Federal Communications Commission or any other federal or state agency, changes in the regulatory environment relating to the Internet access market could affect the prices at which we sell our services. These changes may include regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from local or regional telephone operating companies or other telecommunications companies. For example, the imposition of interstate access charges on local telephone companies or the elimination of reciprocal compensation on local telephone companies may increase our costs of serving dial-up subscribers.

         Furthermore, the FCC may, in the future, reconsider its past ruling that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers." In that event, Internet service providers would be required to pay a percentage of their gross revenues to the universal service fund, which subsidizes phone service for rural and low income consumers and supports Internet access among schools and libraries. If the FCC were to require universal service contributions from providers of Internet access or Internet backbone services, our costs of doing business could increase substantially, and we may not be able to recover these costs from our subscribers.

         Currently, our services are not subject to Florida state sales tax. Accordingly, we are not responsible for collecting or remitting sales taxes to the State of Florida. Our liability for collecting such sales taxes may vary in other states and jurisdictions in which we provide services to our subscribers.


         Based on our planned introduction of wireless Internet services, we will be subject to the Federal Communications Commission's rules and regulations. The FCC may choose at any time to:

     -   change their rules or regulations,
     -   deny usage of the necessary frequency spectrum,
     -   withdraw given licenses or permits, or
     - convert a previously granted frequency spectrum to a different use or introduce regulatory rules for Internet or wireless Internet providers.

There can be no assurance that our operations will not be effected by regulatory changes at the FCC and a likelihood therefore exists, that our business, growth strategies, financial condition, and results of operations could be significantly affected.

         To develop and maintain our planned wireless Internet operation we will need to obtain and retain two separate licensed frequency spectrum bands of 5 megahertz each or, if we utilize certain advanced technologies, one frequency spectrum of 5 megahertz. The FCC regulates frequency spectrum. Frequency spectrum are divided into licensed spectrum, which are exclusive to the license holder, and unlicensed spectrum, which can have multiple users. We do not plan on using an unlicensed spectrum as this could cause problems for our future operations. Transmitting on an unlicensed frequency into a building, for example, could cause other or future users of the same frequency inside such building to report interference to the FCC. This could result in the disruption of our service to our customers in that particular locality.

         We therefore only plan to use licensed spectrum for our operation. This kind of spectrum, however, is being sold or auctioned on a continuous basis by the FCC. Obtaining a licensed frequency spectrum could be very expensive. There is a possibility that we might not be able to acquire the spectrum of 5 megahertz which is necessary to operate our wireless system in the chosen area or that the spectrum might already be sold or auctioned to another company. There is also the possibility that the frequency spectrum purchased by us might be reallocated to a different use or that the transmission limits might be introduced.


         We have limited control over our subscribers' online practices and the information passed through or stored on our computer systems. We may be liable for information disseminated through our network. During the last several years several lawsuits have been brought against Internet service providers which have sought to impose liability for defamatory speech and infringement of copyrighted materials. The possible imposition of liability upon Internet service providers for materials disseminated through their computer systems could require us to implement measures to reduce our exposure. These measures, as well as existing and proposed federal and state regulations and laws may require the expenditure of substantial resources or the discontinuation of some product or service offerings.

         In addition, the Communications Decency Act of 1996 imposes fines on any entity that by means of: (a) a telecommunications devise, knowingly sends indecent or obscene material to a minor; (b) by means of interactive computer service, sends or displays indecent material to a minor; or (c) permits any telecommunications facility under such entity's control to be used for the purposes set forth in (a) and (b) above. The specific standard set forth for determining whether an Internet service provider has acted knowingly concerning alleged violations of the Communications Decency Act of 1996 have not yet been firmly established. There are defenses to liability under the statute, but such defenses may not be applicable. Although we do not actively monitor the content of our subscribers' Internet transmissions, a court may determine that we have knowledge of such content. Although no such claims or lawsuits have been asserted against us to date, there can be no assurance that, if we were prosecuted, any defenses to liability would be applicable.

         The Digital Millennium Copyright Act of 1998 provides limited protection for us and other Internet service providers from copyright infringement liability, provided that we comply with the Act's requirements, including the requirements that we, as an Internet service provider: (a) adopt and reasonably implement a policy of terminating, in appropriate circumstances, the accounts of our subscribers who repeatedly violate and infringe upon copyright laws; and (b) remove materials from our users' websites that appear to constitute copyright infringement. While the Digital Millennium Copyright Act limits copyright infringement liability for simply transmitting information over the Internet, much of the specific case law which interprets the Digital Millennium Copyright Act has yet to be decided and established.

         Due to the increasing popularity and use of the Internet, it is possible that additional federal, state, or other laws and regulations may be adopted with respect to the Internet. These laws and regulations may address issues such as content, privacy, pricing, encryption standards, consumer protection, fraud, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact that any future regulatory changes or developments may have upon our business, financial condition, and results of operations; however, future legislation could slow the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications medium and could expose us to significant liability.

         Governing federal tax statutes are subject to continual evolution by judicial decisions and administrative interpretations, and may be amended, revoked, or replaced at any time, either prospectively or retroactively, by new legislation. Additional regulations relating to the Internet access industry, including those that increase taxation on our services or otherwise affect telecommunication costs or increase competition from regional telephone companies or others, could have a material adverse effect on our business, revenue, and profitability.

PROPERTIES

         Our corporate headquarters are located in Charlotte County, Florida, at 204 E. McKenzie Street, Unit D, Punta Gorda, Florida 33950, where all of our executive functions exist and are performed. Our corporate headquarters and facilities, consisting of approximately 2,400 square feet, are currently subleased on a month-to-month basis from a company affiliated with our President and principal stockholder. There is currently no written lease for this space and we believe that our monthly rent is below market for this area. We do not own or lease any other real estate. We believe that our facilities are adequately maintained and suitable for their present use.

PERSONNEL


         As of November 30, 2000, we had five full-time employees. We anticipate that the development of our business will require that we hire additional employees in the near future. None of our employees are represented by a labor organization or union.


LEGAL PROCEEDINGS

         We are not involved in any material pending legal proceedings.

                                   MANAGEMENT


         The board of directors of ISNI is set at five members. The directors and executive officers of ISNI are as follows:


NAME                     AGE             POSITION
----                     ---             --------


Werner K. Ebner          53     President, Chief Executive Officer, and director
Dieter Maschewsky        54     Chief Operating Officer, Vice-President, and
                                 director
J. Lesly Benoit, Jr.     29     Chief Financial Officer, Secretary, and director
Dr. Reinhard Schiffel    57     director
Jeremy Scott Joiner      36     director


Werner K. Ebner


         Mr. Ebner has served as our President, Chief Executive Officer, and a director since the merger with our predecessor, Internet Services Network, Inc., in March 2000. From October 1997 to March 2000, Mr. Ebner served in those same capacities with Internet Services, which he founded. From April 1995 until the present, Mr. Ebner also has served as the President and a director of Ebner Corporation, an import/export computer wholesaler which he founded. He is fluent in both German and English.

         From May 1973 until October 1997, Mr. Ebner served as President of Panatronic AG, a distributor of electronic components, integrated circuits, mainframe computers, personal computers, and PC components. By November 1997, when it was sold to a publicly traded company, Panatronic AG had over 60 employees and revenues in excess of $50 million. From May 1984 until October 1996, Mr. Ebner was President of Panatronic Far-East, a computer manufacturing facility in Taiwan that supplied personal computers to Panatronic AG and other vendors for distribution in Europe and Asia.


Dieter Maschewsky


         Mr. Maschewsky has served as our Chief Operating Officer, Vice-President, and a director since the merger in March 2000. He currently is a director of 3D Communications Ltd., a company engaged in wireline and wireless communications in Cairo, Egypt. He also is a director of Telecell Inc. and Telecell International Inc., both of which are engaged in telecommunication consulting services and wireless local loop systems design and engineering. He is a consultant to IQ-Wireless GmbH in Berlin, Germany, a company developing state-of-the-art wireless communication systems, and a director in Wireless Internet Access Corporation, a company affiliated with IQ-Wireless. None of these companies are required to file reports with the SEC.

         From July 1993 until March 2000, Mr. Maschewsky was President of Telecell Inc. From July 1994 to April 1995, he also worked as a consultant to Christiani & Nielsen plc, in Bangkok, Thailand, where he was responsible for the formation, registration, and capitalization of a new subsidiary company, Christiani & Nielsen AG, in Berlin.

         Mr. Maschewsky earned his Masters Degree in Science at the University of Clausthal-Zellerfeld in Germany. He is fluent in German and English, and speaks Italian and Russian.


J. Lesly Benoit, Jr.


         Mr. Benoit has served as our Chief Financial Officer, Secretary, and a director since the merger with our predecessor in March 2000. From February 2000 to March 2000, Mr. Benoit served as Director of Finance and Chief Financial Officer of our predecessor corporation, Internet Services. From January 1999 until his promotion in February 2000, he served as Controller of Internet Services, Ebner Corporation, and Computer Center Corp., all companies wholly-owned by Mr. Ebner at that time. From October 1998 until January 1999, he was a manager for Ebner Corporation. From September 1997 to June 1998, Mr. Benoit was general manager of Club Benjamenz, a social club in North Carolina, responsible for general management, promotion, marketing, and accounting. From January 1996 to August 1997, he was an accounting clerk/bookkeeper at PLD International Corporation, a Florida-based fragrance wholesaler.

         While Mr. Benoit currently devotes the majority of his time to our business, he also provides administrative services to Ebner Corporation and Computer Center Corp. He is fluent in English, French, and Spanish.

Prof. Dr. Reinhard Schiffel


         Dr. Schiffel has served as one of our directors since the merger with Internet Services in March 2000. From January 2000 until the present, Dr. Schiffel has served as Chief Executive Officer of IQ-Wireless GmbH, a German corporation, which developed and manufactures the IAP Wireless Broadband System. From January 1995 to December 1999, Dr. Schiffel was the Head of Research and Development at Jenoptik Communications GmbH, a German company, which manufactured wireless local loop systems and other wireless telecommunication products.


         Dr. Schiffel graduated from the Technical University of Dresden, Germany, with a Dr.sc.techn. Dr. Schiffel is fluent in German and Russian and speaks English.




Jeremy Scott Joiner


         Mr. Joiner has served as one of our directors since the merger with Internet Services in March 2000. From August 1997 to the present, Mr. Joiner has been a certified public accountant and shareholder of the accounting firm of Loricco, Williams, Crosland and Joiner, CPA, P.A. Mr. Joiner's current accounting practice involves consulting, financial statements, audits, tax compliance, research and planning, and write-up services. From October 1990 to August 1997, Mr. Joiner was a certified public accountant with Webb, McQueen & Co.

         Mr. Joiner received a Bachelor of Science in Accounting degree, with honors, from Oral Roberts University and also has received a Masters degree, with honors, in Accounting from the University of Florida.


OTHER MANAGEMENT INFORMATION


         Our board of directors met once from the time of our incorporation in 1999. As of the date of this prospectus, we do not have any committees of the board of directors. Our board of directors intends to authorize the formation of an Audit Committee and a Compensation Committee after our next annual meeting of stockholders.

         At the present time, directors receive no regular compensation for their services on the Board. In 2000, however, Mr. Ebner gifted 250,000 shares of common stock to each of Messrs. Benoit and Maschewsky and 10,000 shares of common stock to each of Messrs. Schiffel and Joiner. Although we intend to compensate our directors in the future, we do not currently have a plan to do so. It is contemplated that any such compensation will involve stock and may have a cash component. We also intend to reimburse directors for out-of-pocket expenses for attending Board meetings.


         Each director serves until the next annual meeting of our stockholders and until his or her successor has been elected or until his or her prior death, resignation, or removal. Each executive officer holds office until his successor has been appointed or until his prior death, resignation, or removal. There are no family relationships among our directors and executive officers.

SUMMARY COMPENSATION TABLE


         The table below gives information regarding all annual, long-term, and other compensation paid by us or our predecessor to our Chief Executive Officer for the six months ended June 30, 2000, and the fiscal years ended December 31, 1999, and 1998. There are no executive officers whose total annual salary and bonus exceeded $100,000 for services rendered during any of the years indicated below. The individual listed below in this table is referred to elsewhere in this prospectus as the "named executive officer."

                                                          ANNUAL COMPENSATION
                                                          -------------------
                                                                                           ALL OTHER
                                                        SALARY            BONUS           COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR           ($)              ($)                ($)
 --------------------------------------   --------    ------------     ------------    -------------------
 Werner K. Ebner,                         2000 *           $17,500            $0                $0
    President and Chief                   1999             $26,000            $0                $0
    Executive Officer                     1998             $13,000            $0                $0

--------
*six months


         We do not have employment agreements with any of our officers or employees. No stock options were granted during the fiscal year ended June 30, 2000, to the named executive officer or any other officer or employee.

RELATED PARTY TRANSACTIONS


         During the fiscal year ended June 30, 2000, we received advances from our principal stockholder, Werner K. Ebner, as well as from Computer Center Corp. and Ebner Corporation, both of which are wholly owned by Mr. Ebner. As of June 30, 2000, we owed $16,498 to Ebner Corporation for management services and advances for operating expenses, and $143,750 to Mr. Ebner for consulting fees related to our merger and for a portion of the accounting and attorney fees related to registering our shares of common stock. We have recorded interest expense using market rates for similar "arms-length" transactions. Interest expense charged to operations including interest on lines of credit totaled $7,823, $7,990, and $6,766 for the six months ended June 30, 2000, and the years ended December 31, 1999 and 1998, respectively. We also owe $5,921 to Ebner Corporation for a capital lease obligation as of June 30, 2000. This lease is for a piece of equipment which contains the modems necessary for our customers to dial-in to the Internet. We also paid a management fee of $2,375 during the year ended June 30, 2000, to Ebner Corporation for management services.

         We also sub-lease office space from Ebner Corporation. Our month-to-month agreement provides for monthly rent of $882, as well as a pro rata share of all real estate taxes, utilities, insurance, and maintenance of the property. Fair market value rental expense charged to operations under this lease totaled $9,264, $18,529 and $18,527 for the six months ended June 30, 2000, and the years ended December 31, 1999 and 1998, respectively.

         We are currently negotiating an agreement for rights to use and market the WIAC 2000 with Wireless Internet Access Corporation. Mr. Maschewsky is a director of Wireless Internet Access Corporation and a consultant to its parent company, IQ-Wireless GmbH. In addition, Dr. Schiffel is the Chief Executive Officer of IQ-Wireless GmbH. The terms of this agreement have not been finalized.

         Gilbert H. Davis is our founder and served as our President, Secretary, and sole director from the time of our formation in August 1999 until the merger with Internet Services in March 2000. Mr. Davis did not receive compensation for his services as our initial officer and director; however, we issued 2,500,000 shares to Mr. Davis for $0.0002 per share in August 1999.

         On September 5, 1999, we entered into an agreement with Coral Capital Partners, Inc. to provide us with financial advisory services regarding the development and implementation of our business plan and to supervise the search for potential candidates for a business combination. Coral Capital is owned by Erik S. Nelson. In September 1999, we issued 100,000 shares of common stock to Mr. Nelson for $0.0002 per share. In addition, Internet Services paid $25,000 to Coral Capital on March 22, 2000, the date on which we entered into the merger agreement with Internet Services. On March 23, 2000, the date the merger became effective, Internet Services paid an additional $100,000 to Coral Capital, representing all sums which remained due and owing under the agreement with Coral Capital.

         Each of Messrs. Ebner, Maschewsky, Davis, and Nelson and Dr. Schiffel is a selling stockholder and is offering for resale shares of our common stock.


INDEMNIFICATION


         Our directors and officers are entitled to statutory rights to be indemnified by us against litigation-related liabilities and expenses if the director or officer is either successful in the defense of litigation or, whether or not he is successful, is found not to have engaged in willful misconduct, knowingly violated the law, failed to deal fairly with us or our stockholders, or derived an improper personal benefit in the performance of his duties to us. These rights are incorporated in our amended and restated certificate of incorporation and bylaws.

         In addition, our amended and restated certificate of incorporation provides that our directors are not liable for monetary damages for breach of their fiduciary duty as directors except for:


     -   any breach of the director's duty of loyalty to us or our stockholders;
     - any act or omission by the director not in good faith or which involved intentional misconduct or a knowing violation of law;
     - any unlawful payment of dividends or unlawful stock purchases or redemptions in violation of Delaware law; or
     - any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Other than the payment by us of expenses incurred or paid by our directors, officers, or controlling person in the successful defense of any action, suit, or proceeding, in the event that a claim for indemnification against such liabilities is asserted by such director, officer, or controlling person in connection with any shares being registered with the SEC, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who are beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports filed by them. Based on our review of the
Section 16(a) reports received by us, we believe that, during the fiscal year ended June 30, 2000:

     - None of our officers or directors prior to the merger, namely Gilbert H. Davis and Erik S. Nelson, filed any Section 16(a) reports;
     -        Messrs. Ebner, Benoit, Maschewsky, and Schiffel filed their
              Form 3s three months late; however, at the time the filings were due, only Mr. Ebner owned any of our stock;


     - Messrs. Ebner, Benoit, and Maschewsky filed their Form 4s two months late to report the gift by Mr. Ebner of 250,000 shares to each of Messrs. Benoit and Maschewsky as well as the gift of additional shares of stock to other employees.


                             PRINCIPAL STOCKHOLDERS


         The following table provides information regarding the beneficial ownership of our common stock as of November 30, 2000 by:


     - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
     -    each director;
     -    the named executive officer; and
     -    all directors and executive officers as a group.

         We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned.


                         NAME OF BENEFICIAL OWNER                                   SHARES BENEFICIALLY OWNED
                                                                            ------------------------------------------
                                                                                  NUMBER                 PERCENT
                                                                            --------------------  --------------------
Werner K. Ebner........................................................          23,208,000                87.05%
J. Lesly Benoit, Jr....................................................             250,000                  .94
Dieter Maschewsky......................................................             250,000                  .94
Reinhard Schiffel......................................................              10,000                  .04
Jermey Scott Joiner....................................................              10,000                  .04
All five directors and
   executive officers as a group.......................................          23,728,000                89.00%

         The address for each of the persons named above is c/o ISNI.net, Inc., 204 East McKenzie Street, Unit D, Punta Gorda, Florida 33950. The number of shares owned by Mr. Ebner and by all directors and executive officers as a group includes 100,000 shares of common stock owned by Mr. Ebner's spouse and 100,000 shares of common stock held by Mr. Ebner's minor children.


                            DESCRIPTION OF SECURITIES


         The following brief description of the provisions of our amended and restated certificate of incorporation and bylaws does not purport to be complete and is subject in all respects to the provisions of the certificate and bylaws. Copies of our certificate and bylaws have been filed as exhibits to the registration statement, of which this prospectus forms a part. More information about our registration statement can be found in this prospectus under the heading "Where Can I Find More Information."

         Our authorized capital stock consists of 100,000,000 shares of common stock, and 20,000,000 shares of preferred stock, each having a par value of $.0001 per share. As of November 30, 2000, there were 26,661,000 shares of common stock, and no shares of Preferred Stock, outstanding. Our common stock was held by 38 stockholders. All outstanding shares of common stock are fully paid and non-assessable. At our fiscal year end, we had warrants to purchase 2,650,000 shares of our common stock outstanding; however, on August 30, 2000, we entered into an agreement with the holders of our warrants to cancel all of these warrants. As of the date of this prospectus, we did not have any warrants that remained outstanding.


COMMON STOCK


         All holders of record of validly issued and outstanding shares of our common stock are entitled to one vote per share on any matter to be voted upon by our stockholders. A majority of the shares entitled to vote, present in person or by proxy, will constitute a quorum of our stockholders. A majority vote of a quorum of our stockholders is sufficient to approve any action which requires the vote or concurrence of our stockholders, unless otherwise required or permitted by law or our bylaws. Our common stock does not have cumulative voting rights. As a result, holders of more than 50% of our common stock can generally elect all of our directors.

Holders of our common stock do not have preemptive or other rights to subscribe for additional shares nor any other rights to convert their common stock into any other securities.


         Subject to the preferences that may be applicable to the holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably such dividends on our common stock as may be declared by our board of directors out of funds legally available for the payment of dividends. The payment by us of dividends rests within the discretion of our board of directors and will depend upon our operating results, financial condition, and capital expenditure plans, as well as other factors considered relevant by our board of directors. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets of ISNI remaining after payment of liabilities, subject to the preferences that may be applicable to the holders of any outstanding shares of our preferred stock.


PREFERRED STOCK

         Our Board is authorized to issue up to 20,000,000 shares of preferred stock in one or more series and to establish the number of shares of each series and the powers, preferences, rights, qualifications, limitations, and restrictions of such series.


         The issuance of preferred stock by our board of directors could be used as a method of delaying or preventing a change in control involving us and could permit our board of directors, without any action by holders of common stock, to issue preferred stock which could have a detrimental effect on the rights of holders of common stock, including loss of voting control. This could have the effect of decreasing the market price of the common stock to the extent that the market price of our stock is based, at least in part, upon an anticipated change in control.

         We have no current plans to issue any shares of preferred stock of any series. The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, our future capital needs, the then-existing market conditions, and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

IMPORTANT PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

         Our bylaws, consistent with Delaware law, provide that any action that may be taken at a meeting of our stockholders may be taken without a meeting, prior notice, or vote, if (1) such action is authorized by the written consent, setting forth the action so taken, signed by the holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and (2) such written consent is delivered to us at our principal executive offices. Prompt notice of any action taken without a meeting by written consent must be given to those stockholders who did not consent in writing. Generally, this provision would permit Mr. Ebner to take action by written consent so long as he owns 50% or more of our common stock. Although not required by Delaware law, federal securities laws may require us to file with the SEC and provide to our stockholders an information statement prior to the effectiveness of the action taken containing the same type of information as would be required in a proxy statement if proxies had been solicited.

         Our bylaws provide that special meetings of our stockholders may be called by our president or by the secretary at the written request of a majority of the board of directors or of the holders of 25% of all stock outstanding and entitled to vote. This provision may make it difficult for stockholders to take action opposed by the Board.

         Our amended and restated certificate of incorporation provides that our bylaws may be amended or repealed by the board of directors, subject to repeal or change by action of the stockholders. So long as Mr. Ebner owns 50% or more of our common stock, he will be in a position to control the provisions contained in our bylaws.


SHARES ELIGIBLE FOR FUTURE SALE


         Sales of a substantial number of shares of common stock after the date of this prospectus could impair our ability to raise additional capital through the future sale of equity securities. After the issuance of the shares offered by us under this prospectus, we will have 27,861,000 shares of common stock outstanding, of which 2,396,000 shares will be freely tradable without restriction under the federal securities laws, unless those shares are held by our affiliates. The term "affiliates" includes Mr. Ebner, our principal stockholder, and our other executive officers and directors.

         The remaining 25,465,000 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may only be resold in compliance with an exemption from registration, such as the exemption provided by Rule 144. Shares held by our stockholders prior to the merger with Internet Services Network, Inc. are not eligible for resale under Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year is entitled to sell in a brokerage transaction or through a market maker, within any three-month period, the number of shares that does not exceed the greater of
(a) 1% of our then outstanding shares or (b) the average weekly trading volume of our then outstanding shares during the four calendar weeks preceding such sale. In addition, a person who has owned our shares for at least two years is entitled to sell such shares under Rule 144 without regard to the manner of sale and volume limitations described above unless that person is deemed to be our affiliate. Our affiliates may only use this exemption if they comply with the manner of sale and volume limitations. There has been no public market for our common stock and any sale of a substantial number of shares in the open market may adversely affect the market price of our common stock.


         Prior to the merger, we issued warrants to purchase additional shares of our common stock. All of the warrant holders also held shares of our common stock and had the contractual right to have their shares registered by us. We decided, and the warrant holders agreed, that it would be in our mutual best interest to cancel the warrants prior to the effective date of this prospectus. Thus, we no longer have outstanding warrants or any other option or rights to purchase shares of our common stock.

PENNY STOCK RULES

         If our common stock trades at a price below $5.00 per share, it will be subject to the rules promulgated under the Securities Exchange Act of 1934 requiring additional disclosures by broker-dealers. These rules generally apply to "penny stocks" which are any non-NASDAQ equity securities that have a market price of less than $5.00 per share, subject to exceptions that are specified in the rules.

         The penny stock rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. These rules also impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and our stockholders' ability to sell them.


TRANSFER AGENT

         The transfer agent and registrar for our common stock is Jersey Transfer & Trust Co, Verona, New Jersey.

                              SELLING STOCKHOLDERS


         The 2,396,000 shares of our common stock described in this prospectus include 1,196,000 stockholders shares currently held by the selling stockholders. The shares of common stock are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for resale from time to time.

         Information regarding beneficial ownership of our common stock by the selling stockholders as of November 30, 2000 follows. Under the rules of the SEC, Mr. Ebner is deemed to beneficially own the 100,000 shares registered to Francie Ebner, his wife, and the 100,000 shares registered to Marc and Patrick Ebner, his minor children. The number reported in the table below includes the shares held in his own name and those held by his family. The table assumes that the selling stockholders and ISNI sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell or at what price or prices.

                                                     SHARES                           SHARES BENEFICIALLY OWNED
                                                  BENEFICIALLY                              AFTER OFFERING
                                                  OWNED BEFORE     SHARES BEING    ---------------------------------
          NAME OF SELLING STOCKHOLDER               OFFERING          OFFERED           NUMBER         PERCENTAGE
----------------------------------------------------------------- ---------------- ---------------------------------
AFFILIATED SELLING STOCKHOLDERS:
   J. Lesly Benoit, Jr..........................        250,000            50,000         200,000         0.72%
   Francie Ebner................................        100,000            20,000          80,000         0.29
   Marc Ebner...................................         50,000            10,000          40,000         0.14
   Patrick Ebner................................         50,000            10,000          40,000         0.14
   Werner K. Ebner..............................     23,208,000           641,000      22,567,000        81.00
   Jeremy Scott Joiner..........................         10,000             2,000           8,000         0.03
   Dieter Maschewsky............................        250,000            50,000         200,000         0.72
   Reinhard Schiffel............................         10,000             2,000           8,000         0.03
Total Affiliated Selling Stockholders:               23,728,000           745,000      23,983,000        82.49%

NONAFFILIATED SELLING STOCKHOLDERS:
   Canyon Group LLC.............................          1,000             1,000               0         0.00%
   Claudio Cisullo..............................        100,000            20,000          80,000         0.29
   Stephen C. Crumpton..........................          1,000             1,000               0         0.00
   John Patrick Daly............................          1,000             1,000               0         0.00
   Gilbert H. Davis.............................        605,734           121,000         484,734         1.64
   Nathan Max Degyansky.........................          1,000             1,000               0         0.00
   ESN Financial, L.P...........................        506,666            50,000         456,666         1.71
   Aurora S. Estepa.............................         18,000            18,000               0         0.00
   Justin M. Hoehn..............................          1,000             1,000               0         0.00
   Gerald B. Kline..............................         86,533            17,000          69,533         0.25
   Martin Koenig................................          5,000             1,000           4,000         0.01
   David R. Lesch...............................          1,000             1,000               0         0.00
   Jeffrey J. Love..............................          1,000             1,000               0         0.00
   Gary Luckemby and Joanne Majerus.............          1,000             1,000               0         0.00
   Richard G. Manzardo..........................          1,000             1,000               0         0.00
   Adam Edward McPherson........................          1,000             1,000               0         0.00
   Glenn Russell Miller.........................          1,000             1,000               0         0.00
   Donald Clinton Mohlmaster III................          5,000             1,000           4,000         0.01

                                                     SHARES                           SHARES BENEFICIALLY OWNED
                                                  BENEFICIALLY                              AFTER OFFERING
                                                  OWNED BEFORE     SHARES BEING    ---------------------------------
          NAME OF SELLING STOCKHOLDER               OFFERING          OFFERED           NUMBER         PERCENTAGE
----------------------------------------------------------------- ---------------- ---------------------------------
   Raymond L. Moss..............................         86,533            17,000          69,533         0.25
   Erik Sterling Nelson.........................         96,000            10,000          86,000         0.31
   Jeffrey Martin Palmer........................         40,000             1,000          39,000         0.14
   Dianna Lynn Sandora..........................          4,000             1,000           3,000         0.01
   Jerry L. Sims................................         86,533            17,000          69,533         0.25
   Sterling Investment Services, Inc............        769,334           122,000         647,334         2.32
   Summit Venture Partners Fund I, LLC..........        408,667            20,000         388,667         1.40
   L. B. Vaughan................................          1,000             1,000               0         0.00
   John Robert Wallace..........................          1,000             1,000               0         0.00
   Mark A. Wisor................................          1,000             1,000               0         0.00
   Fing S. Yu...................................        100,000            20,000          80,000         0.29
   Julie Zimmerman..............................          1,000             1,000               0         0.00
Total Nonaffiliated Selling Shareholders:             2,933,000           451,000       2,482,000         9.31
TOTAL...........................................     26,661,000         1,196,000      25,465,000        91.40%

         Some of the individuals listed above are employed by us. Mr. Benoit is our Chief Financial Officer and Secretary and one of our directors. Mr. Ebner is our Chief Executive Officer and President and one of our directors. Mr. Maschewsky is our Chief Operating Officer and Vice President and one of our directors. Messrs. Mohlmaster, Palmer, and Mr. Yu and Ms. Sandora are non-officer employees. In addition, Mr. Davis was an officer, and Messrs. Davis and Nelson were our promoters, prior to the merger with Internet Services. Mr. Nelson is the sole stockholder, officer, and director of Sterling Investment Services, Inc. Except as noted above, the selling stockholders have not had a material relationship with us within the past three years.


         Regulation M promulgated under the Securities Exchange Act of 1934 prohibits us, any selling stockholder, or any other person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account for which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of five business days before the offering until such person is no longer a participant in the distribution. During the time a selling stockholder participates in this distribution of our common stock, Regulation M prohibits that selling stockholder from engaging in any stabilizing bid. In addition, no distribution participant may effect any stabilizing transaction to facilitate any offering at the market.


         Since the nonaffiliated selling stockholders will be reoffering and reselling our common stock at the market, Regulation M prohibits them from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock. While we have no reason to believe that any of our selling stockholders would violate these rules, we have no control over our selling stockholders' actions in connection with this distribution.

                              PLAN OF DISTRIBUTION


         This offering is being conducted in three stages. In the first stage, we will sell 200,000 shares of our common stock at $5.00 per share. Neither our affiliates nor the nonaffiliated selling stockholders will be permitted to sell their shares under this offering during the first stage. The net proceeds from the sale of shares in the first stage will be sufficient to accomplish our immediate goals and begin the investment in the wireless broadband system. The second stage will begin immediately after we have sold 200,000 shares. In the second stage, we will sell the remaining 1,000,000 shares and our affiliates will sell their 745,000 shares at $5.00 per share. The nonaffiliated selling stockholders will not be permitted to sell their shares during the second stage. The third stage will begin immediately after the second stage has concluded. In the third stage, the nonaffiliated selling stockholders will sell their shares.

         We will terminate this offering on December 31, 2001, or earlier at such time as all 1,200,000 shares have been sold.

         We currently intend to sell our shares through our executive officers from time to time in over-the-counter transactions reported in the pink sheets or on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods. Our executive officers will not receive commissions on such sales. Although we do not have an underwriter or broker-dealer involved with the sale of our common shares at this time, we anticipate retaining the services of an underwriter or broker-dealers on a best efforts basis.


         Broker-dealers who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.


         Any broker-dealer participating in transactions as agent may receive commissions in the form of discounts, concessions, or commissions from a selling stockholder or from us and, if they act as agent for the purchaser of the shares, from the purchaser. The compensation to a particular broker-dealer may be in excess of customary commissions. Underwriters or broker-dealers may agree with a selling stockholder or ISNI to sell a specified number of shares at a stipulated price per share and, to the extent that an underwriter or broker-dealer is unable to do so acting as agent for us or the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the commitment to us or the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions, or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to, or receive from the purchasers of the shares, commissions. Some of these transactions may involve sales to and through other broker-dealers, including transactions of the nature described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:


     -     the name of the underwriter or broker-dealers;
     -     the number of shares involved;

     -     the price at which the shares are to be sold;
     - the commissions paid or discounts or concessions allowed to the underwriter or broker-dealer, where applicable;
     - that broker-dealers did not conduct any investigation to verify the formation in this prospectus, as supplemented; and
     -      other facts material to the transaction.


         There is no minimum number of shares that must be sold. There can be no assurance that all of our shares offered will be sold. Accordingly, investors will bear the risk that we not be able to sell all 1,200,000 common shares which will result in our inability to successfully complete our strategic plan. Funds from the offering of our shares will be available to us for use as the funds are received.


         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with the common stock for a period beginning when the person becomes a distribution participant and ending upon the person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids, or to effect passive market making bids. In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and, to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.


         Although we have not been advised of any selling stockholders' plans to do so, the selling stockholders may sell the shares from time to time in over-the-counter transactions reported in the pink sheets or on the OTC Bulletin Board, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, market prices at the time of sale, prices related to market prices, or negotiated prices. Each selling stockholder has the sole and absolute discretion not to accept any purchase offer or resell any of his or her shares if he or she deems the purchase price to be unsatisfactory at any particular time. One or more of the selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

         The stockholders shares offered by this prospectus are being registered to comply with our contractual obligations which are contained in our merger agreement with Internet Services. As required by that agreement, we have paid the expenses of the preparation of this prospectus and have indemnified the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to be paid the liabilities.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 5801 Pelican Bay Blvd., Suite 300, Naples, Florida 34119.

                                     EXPERTS


         Our financial statements as of June 30, 2000, and for the six months ended June 30, 2000, and the years ended December 31, 1999 and 1998, included in this prospectus have been audited by Hill, Barth & King LLC, independent certified public accountants. Such financial statements have been included in this prospectus and in the registration statement in reliance upon the report of Hill, Barth & King LLC, appearing elsewhere in this prospectus and upon the authority of that firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document we file with the SEC at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         We have filed a registration statement on Form SB-2 with the SEC with respect to the common stock offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC's rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement, or other document which is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

                               ------------------


    You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are offering these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                         INDEX TO FINANCIAL INFORMATION


                                                                            PAGE

Audited Financial Statements:

         Independent Auditors' Report.....................................   F-1

         Balance Sheet as of June 30, 2000................................   F-2


         Statements of Operations for the six months ended
                  June 30, 2000 and 1999 and the years ended
                  December 31, 1999 and 1998..............................   F-3

         Statements of Stockholder's Deficit for the six months
                  ended June 30, 2000 and the years ended
                  December 31, 1999 and 1998..............................   F-4

         Statements of Cash Flows for the six months ended
                  June 30, 2000 and 1999 and the years ended
                  December 31, 1999 and 1998..............................   F-5


         Notes to Financial Statements....................................   F-6



Unaudited Interim Financial Statements:

         Balance Sheet (unaudited) as of September 30,  2000..............  F-13

         Statements of Operations (unaudited) for the three months
                  ended September 30, 2000 and 1999.......................  F-14

         Statements of Stockholders' Deficit (unaudited) for the
                  three months ended September 30, 2000...................  F-15

         Statements of Cash Flows (unaudited) for the quarters ended
                  September 30, 2000 and 1999.............................  F-16

Board of Directors and Stockholders
ISNI.net, Inc.
Punta Gorda, Florida



                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying balance sheet of ISNI.net, Inc. as of June 30, 2000 and the related statements of operations, stockholder's deficit and cash flows for the six months ended June 30, 2000 and years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISNI.net, Inc. as of June 30, 2000 and the results of its operations and its cash flows for the six months ended June 30, 2000 and years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.



                                             /s/ HILL, BARTH & KING LLC

                                             Certified Public Accountants



Naples, Florida
July 28, 2000, except for Note J as
to which the date is August 30, 2000,
and except for Note D as to which the
date is November 30, 2000.

                                 BALANCE SHEET
                                 -------------

                                 ISNI.NET, INC.

                                 June 30, 2000



ASSETS
------
CURRENT ASSETS
    Cash                                                    $       0
    Prepaid expenses                                           18,750
    Deferred offering costs                                         0
                                                            ---------
            TOTAL CURRENT ASSETS                               18,750
                                                            ---------


PREMISES AND EQUIPMENT, NET - NOTES C AND E                    83,131
                                                            ---------
                                                            $ 101,881
                                                            =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
-------------------------------------

CURRENT LIABILITIES
    Lines of credit - NOTE D                                $  18,821
    Bank overdraft                                             19,830
    Accounts payable                                           64,043
    Accrued liabilities                                         1,840
    Deferred revenue                                            8,997
    Due to stockholder                                        143,750
    Due to affiliates                                          15,842
    Current portion of long-term debt                          15,858
                                                            ---------
               TOTAL CURRENT LIABILITIES                      288,981
                                                            ---------


LONG-TERM DEBT, LESS CURRENT PORTION                           17,726

STOCKHOLDER'S DEFICIT - NOTE B
    Preferred stock, $.0001 par value, authorized
      20,000,000 shares, no shares
      issued and outstanding                                        0
    Common stock, $.0001 par value, authorized
      100,000,000 shares, issued and
      outstanding 26,661,000 shares                             2,666
    Additional paid-in capital                                122,580
    Accumulated deficit                                      (330,072)
                                                            ---------
               TOTAL STOCKHOLDER'S DEFICIT                   (204,826)
                                                            ---------
                                                            $ 101,881
                                                            =========


                See accompanying notes to financial statements

                                               STATEMENTS OF OPERATIONS
                                               ------------------------

                                                   ISNI.NET, INC.

                 Six months ended June 30, 2000 and 1999 and years ended December 31, 1999 and 1998

                                                    SIX MONTHS        Six months       Year ended        Year ended
                                                   ENDED JUNE 30,    ended June 30,    December 31,     December 31,
                                                       2000         1999 (unaudited)      1999             1998
                                                   --------------   ----------------   ------------     ------------
INCOME
------
    Internet service fees                            $   225,548      $   128,284      $   292,345      $    85,069
    Other revenue                                            340            5,451            9,506            3,401
                                                     -----------      -----------      -----------      -----------

      TOTAL INCOME                                       225,888          133,735          301,851           88,470
                                                     -----------      -----------      -----------      -----------


OPERATING EXPENSES
------------------
    Cost of revenues                                      82,326           46,607          124,549           58,057
    Advertising                                            4,720           12,067           20,969           13,061
    Bank and service charges                               9,342            6,739           12,365            3,327
    Consulting fees                                      154,000           13,000           26,000           29,400
    Depreciation                                           9,209            4,782            9,564            2,370
    Employee leasing costs                                47,743           23,949           52,109           49,740
    Wages                                                      0                0                0                0
    Rent                                                   9,264            9,265           18,529           18,527
    Other occupancy and office expenses - NOTE H          18,991           11,210           18,428           16,958
    Other expenses - NOTE I                               64,741            4,626           11,897            6,646
                                                     -----------      -----------      -----------      -----------

      TOTAL OPERATING EXPENSES                           400,336          132,245          294,410          198,086
                                                     -----------      -----------      -----------      -----------

      INCOME (LOSS) FROM OPERATIONS                     (174,448)           1,490            7,441         (109,616)

OTHER DEDUCTION
---------------
    Interest expense                                       7,823            4,867            7,990            6,766
                                                     -----------      -----------      -----------      -----------
      LOSS BEFORE INCOME TAXES                          (182,271)          (3,377)            (549)        (116,382)

INCOME TAXES (CREDIT) - NOTE F                                 0                0                0                0
------------------------------                       -----------      -----------      -----------      -----------
      NET LOSS                                       $  (182,271)     $    (3,377)     $      (549)     $  (116,382)
                                                     ===========      ===========      ===========      ===========

INCOME (LOSS) PER SHARE                              $         0      $         0      $         0      $         0
-----------------------                              ===========      ===========      ===========      ===========

WEIGHTED AVERAGE
----------------
SHARES OUTSTANDING                                    26,217,500       24,000,000       24,873,425       24,000,000
------------------                                   ===========      ===========      ===========      ===========

                 See accompanying notes to financial statements

                                         STATEMENTS OF STOCKHOLDER'S DEFICIT
                                         -----------------------------------

                                                   ISNI.NET, INC.

                 Six months ended June 30, 2000 and 1999 and years ended December 31, 1999 and 1998


                                                      COMMON
                                                      STOCK                ADDITIONAL
                                              ------------------------      PAID-IN      ACCUMULATED
                                              SHARES (000's)    AMOUNT      CAPITAL        DEFICIT         TOTAL
                                              --------------    ------      -------        --------        -----
Balance (deficit)
        January 1, 1998                           24,000        $2,400     $  7,923      $ (30,870)     $ (20,547)
     Payments made by principal shareholder
        on company's behalf                                                  36,111                        36,111
     Comprehensive loss:
        Net loss for December 31, 1998                               0            0       (116,382)      (116,382)
                                                                                                        ---------
     Total comprehensive loss                                                                            (116,382)
                                                  ------        ------     --------      ---------      ---------
Balance (deficit)
        December 31, 1998                         24,000         2,400       44,034       (147,252)      (100,818)
     Common stock issued,
        pursuant to company
        organization                               2,500           250          270                           520
     Proceeds from issuance
        of common stock                              161            16          124                           140
     Payments made by principal shareholder
        on company's behalf                                          0       40,778                        40,778
     Comprehensive loss:
        Net loss for December 31, 1999                               0            0           (549)          (549)
                                                                                                        ---------
     Total comprehensive loss                                                                                (549)
                                                  ------        ------     --------      ---------      ---------
Balance (deficit)
        December 31, 1999                         26,661         2,666       85,206       (147,801)       (59,929)
     Payments made by principal shareholder
        on company's behalf                                          0       37,374                        37,374
     Comprehensive loss:
        Net loss for June 30, 2000                                   0            0       (182,271)      (182,271)
                                                                                                        ---------
     Total comprehensive loss                                                                            (182,271)
                                                  ------        ------     --------      ---------      ---------
Balance (deficit)
        June 30, 2000                             26,661        $2,666     $122,580      $(330,072)     $(204,826)
                                                  ======        ======     ========      =========      =========


                 See accompanying notes to financial statements

                                                      STATEMENTS OF CASH FLOWS
                                                      ------------------------

                                                           ISNI.NET, INC.

                         Six months ended June 30, 2000 and 1999 and years ended December 31, 1999 and 1998

                                                                          SIX MONTHS      Six months      Year ended     Year ended
                                                                        ENDED JUNE 30,   ended June 30,   December 31,  December 31,
                                                                            2000        1999 (unaudited)     1999           1998
                                                                        --------------  ----------------  -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
    Net loss                                                               $(182,271)     $ (3,377)       $   (549)       $(116,382)
    Adjustments to reconcile net loss
      to net cash provided by (used in)
      operating activities:
        Depreciation                                                           9,209         4,782           9,564            2,370
        Increase in prepaid expenses                                         (14,207)            0               0                0
        Decrease (increase) in other assets                                        0           471          (4,072)            (471)
        Increase (decrease) in accounts payable
            and other liabilities                                             66,013         2,543         (61,426)         105,748
                                                                           ---------      --------        --------        ---------

                                 NET CASH PROVIDED BY (USED IN)
                                           OPERATING ACTIVITIES             (121,256)        4,419         (56,483)          (8,735)
                                                                           ---------      --------        --------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
      Purchase of premises and equipment                                      (9,740)      (16,078)        (12,725)         (27,633)
                                                                           ---------      --------        --------        ---------

                          NET CASH USED IN INVESTING ACTIVITIES               (9,740)      (16,078)        (12,725)         (27,633)
                                                                           ---------      --------        --------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
      Net borrowings on (payments of) short-term debt                         (2,609)        9,565          21,430                0
      Net borrowings from (repayments to) affiliates
        and stockholders                                                      92,899       (14,085)              0                0
      Principal payments on capital lease obligations                         (5,011)            0          (5,260)               0
      Bank overdraft                                                           8,205             0          11,625                0
      Payments made by principal stockholder
        on company's behalf                                                   37,374        21,987          40,778           36,111
      Net proceeds from issuance of common stock                                   0             0             660                0
                                                                           ---------      --------        --------        ---------

                                           NET CASH PROVIDED BY
                                           FINANCING ACTIVITIES              130,858        17,467          69,233           36,111
                                                                           ---------      --------        --------        ---------

                                         NET INCREASE (DECREASE) IN CASH        (138)        5,808              25             (257)

CASH
----
    Beginning of period                                                          138           113             113              370
                                                                           ---------      --------        --------        ---------

    End of period                                                          $       0      $  5,921        $    138        $     113
                                                                           =========      ========        ========        =========

SUPPLEMENTAL DISCLOSURE OF
--------------------------
CASH FLOW INFORMATION
---------------------
    Cash paid during the year for:
        Interest                                                           $   1,918      $      0        $  1,471        $       0
                                                                           =========      ========        ========        =========

    Capital lease obligation incurred for
      the acquisition of new equipment                                     $  12,166      $      0        $ 31,689        $       0
                                                                           =========      ========        ========        =========

                 See accompanying notes to financial statements

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

Nature of Business:

ISNI.net, Inc. ("ISNI" or the "Company"), formerly known as Hawkeye Corporation, was incorporated as a Delaware corporation on August 31, 1999 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. During March 2000, the Company consummated a merger with Internet Services Network, Inc. ("Internet Services") (See Note G - Merger). The remaining combined corporation acts as an internet service provider serving individuals and small businesses primarily in Charlotte County, Florida. ISNI is also a provider of web hosting services, a complement to its internet access business.

The Company offers up to 56K modem access and IDSN (Integrated Digital Service Network) connectivity. As of June 30, 2000, the Company served approximately 1,800 subscribers, including 27 web hosting subscribers. The Company's services include dial-up Internet access, web hosting, and other value-added services such as web page design and web-server co-location. The Company's dial-up internet access and web hosting are offered in various price and usage plans designed to meet the needs of its customers.

Premises and Equipment:

Premises and equipment are recorded at historical cost. Depreciation of premises and equipment is computed using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition:


The Company recognizes revenue when services are provided. Deferred revenue represents amounts relating to the prepayment of internet service fees. These amounts will be recognized as services are provided, typically during the following two month period. The company has recently instituted a six month service program in which the customer can suspend service while out of the geographic area. Recognition of revenue under these contracts will occur similar to the shorter contracts entered into by the company; as services are provided. Deferred revenue levels may increase due to the customers ability to suspend service as a result of this program.


Advertising:

The Company expenses the costs of advertising as incurred. Advertising expense for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998 was $4,720, $20,969 and $13,061, respectively.

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
--------------------------------------------------------------------------------


Use of Estimates:

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share of Common Stock:

Earnings per share are based on the weighted average number of shares outstanding during the year plus, where applicable, common stock equivalents attributable to stock options and warrants.


NOTE B - CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS
------------------------------------------------------------

Controlling Interest:

One stockholder (the "principal stockholder") owns directly and indirectly approximately 87% of the Company's outstanding stock.

Related Party Transactions:


During the year ended June 30, 2000, the Company received advances from the principal stockholder and two corporations affiliated with the principal stockholder. As of June 30, 2000, the Company owed $15,842 to the affiliated corporations and $143,750 to the principal stockholder. The advances from the principal stockholder and the affiliated corporations are unsecured, interest free and are payable on demand. However, in accordance with SEC Staff Accounting Bulletin 1:B.1. interest expense has been recorded on the above advances using market rates of interest for similar "arm's length" loans at local financial institutions. Interest expense charged to operations under these advances, with an offsetting credit to paid in capital, and the company's lines of credit (Note
D) totaled $7,823, $7,990 and $6,766 for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, respectively.


Both affiliated corporations are 100% owned by the principal stockholder of ISNI. The Company also owes $5,921 to an affiliated corporation for a capital lease obligation as of June 30, 2000.

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE B - CONTROLLING INTEREST AND RELATED PARTY TRANSACTIONS (CONTINUED)
------------------------------------------------------------------------

The Company sub-leases office space from one of the affiliated corporations for an amount, which would be considered below market rent. The agreement provides for monthly rent to be paid as well as portions of all real estate taxes, utilities, insurance and maintenance of the property. The office space leased from the affiliate corporation is under a month-to-month operating lease calling for payments of $882. Additionally, in accordance with SEC Staff Accounting Bulletin 1:B.1. rent expense has been increased to reflect fair market value rent on the space occupied by ISNI based on similar "arm's length" third party agreements. Rental expense charged to operations under this lease totaled $9,264, $18,529 and $18,527 for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, respectively.


From inception of Internet Services (Note G), the President/CEO provided his services for no compensation. Additionally, from March 2000 the COO of ISNI was compensated by the President/CEO individually. In accordance with SEC Staff Bulletin 1:B.1. the company has recorded as consulting fees the fair value of the services provided by the President/CEO and the COO. Consulting fees charged to operations totaled $27,500, $26,000 and $29,400 for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, respectively.



NOTE C - PREMISES AND EQUIPMENT
-------------------------------

Premises and equipment consists of the following as of June 30, 2000:

     Leasehold improvements              $ 11,396
     Furniture and office equipment         3,593
     Computer equipment and software       44,587
     Equipment under capital lease         43,855
     Sign                                     942
                                         --------
                                          104,373
     Less accumulated depreciation         21,242
                                         --------
                                         $ 83,131
                                         ========

Depreciation expense for the six months ended June 30, 2000 and years ended December 31, 1999 and 1998 was $9,209, $9,564 and $2,370, respectively.

NOTE D - BANK LINES OF CREDIT
-----------------------------

The corporation has available $80,000 in three unsecured lines of credit payable to various banks. As of June 30, 2000, the Company had borrowed $18,821 on a demand note under one of these agreements with an interest rate of 12%. One of the notes, for $50,000, is personally guaranteed by the principal stockholder of the corporation.

As of November 30, 2000 the Company had borrowed $77,974 on demand notes under these agreements.

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE E - LEASES WHERE COMPANY IS LESSEE
---------------------------------------

The Company leases certain equipment under capital lease obligations. The monthly payments total $1,586 including interest. The equipment under capital lease obligations is depreciated over its estimated useful life and consists of the following at June 30, 2000:

     Computer equipment and software     $43,855
     Less accumulated depreciation         6,697
                                         -------
                                         $37,158
                                         =======

Following is a summary of future minimum lease payments under capital leases, together with the present value of net minimum lease payments as of June 30, 2000:

Year Ending -
       June 30, 2001                                       $19,437
       June 30, 2002                                        14,016
       June 30, 2003                                         5,732
                                                           -------
                          TOTAL MINIMUM LEASE PAYMENTS      39,185
       Less amount representing interest                     5,601
                                                           -------
                                  PRESENT VALUE OF NET
                                MINIMUM LEASE PAYMENTS     $33,584
                                                           =======


NOTE F - INCOME TAXES
---------------------

At June 30, 2000, December 31, 1999 and 1998, the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration date of the net operating loss carryforward and determined that it is more likely than not that the deferred tax assets will not be realized in the near term. Accordingly, a valuation allowance is recorded at June 30, 2000.

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE F - INCOME TAXES (CONTINUED)
---------------------------------

The components of deferred tax assets and deferred tax liabilities at June 30, are as follows:


                                                    2000
                                                  --------
     Deferred tax assets:
       Net operating loss carryforwards           $ 26,890
                                                  --------
                                                    26,890
                                                  --------
     Deferred tax liabilities:
       Depreciation on premises and equipment        3,495
       Other                                           135
                                                  --------
                                                     3,630
                                                  --------
                                                    23,620
     Valuation allowance                           (23,620)
                                                  --------
     Deferred tax assets, net                     $      0
                                                  ========


At June 30, 2000, the Company had a tax net operating loss carryforward of approximately $89,600 to expire in 2018 through 2020.


NOTE G - MERGER
---------------

On March 22, 2000, the Company consummated an Agreement and Plan of Merger with Internet Services. The merger was accounted for as a reverse acquisition whereby Internet Services was treated as the acquirer and the Company as the acquiree, because Internet Services shareholder owned the majority of the Company as of the merger date and prior to the merger the Company was only a shell corporation having materially no assets or operations. Purchase accounting was performed on the Company based upon its fair market value at the transaction date.

The stock-for-stock transaction caused Internet Services, which was formed in 1997, to be legally merged with and into the Company, with the Company continuing as the surviving corporation in the merger. As a result of the merger, the separate existence of Internet Services ceased. Internet Services' operations through the date of merger consisted primarily of acting as an internet service provider. Under the agreement, each outstanding share of Internet Services' common stock was converted into and exchanged for 24,000 shares of the Company's common stock. The historical financial statements of the Company, prior to the merger, were retroactively restated to be those of Internet Services. Information concerning stockholders' equity and per share data has been restated on an equivalent share basis giving effect to the difference in par value of the Company's stock with an offset to paid in capital. The accumulated deficit of Internet Services has been carried forward after the acquisition. Operations prior to the merger and earnings per share for periods prior to the merger are those of Internet Services.

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE G - MERGER (CONTINUED)
---------------------------


Prior to the reverse acquisition, Internet Services' year ended on December 31. In recording the reverse acquisition, Internet Services' financial statements for the six months ended June 30, 2000 became the Company's financial statements for the same period. Internet Services' financial statements for the years ended December 31, 1999 and 1998 are included as the Company's financial statements. Internet Services has adopted a June 30 fiscal year end. There were no prior significant intercompany transactions between the Company and Internet Services.

As part of the merger, Internet Services paid $125,000 in consulting fees during the six months ended June 30, 2000 for services related to entering into and closing of the merger agreement between Hawkeye and Internet Services.



NOTE H - OTHER OCCUPANCY AND OFFICE EXPENSES
--------------------------------------------

The following amounts comprise general operating expenses for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998:

                                June 30, 2000     1999         1998
                                -------------    -------     -------
Equipment rental                   $ 1,289       $ 1,172     $   267
Licenses and permits                     0           122         120
Office supplies                      8,349         9,317      11,046
Postage and delivery                 2,780           451         969
Repairs                              2,454         2,169       2,608
Telephone                                0           216       1,319
Utilities                            1,292         1,747         629
Printing                               788            70           0
Insurance                            2,039         3,164           0
                                   -------       -------     -------
                        TOTALS     $18,991       $18,428     $16,958
                                   =======       =======     =======

                    -----------------------------------------

                                 ISNI.net, INC.

                                  June 30, 2000



NOTE I - OTHER EXPENSES
-----------------------

The following amounts comprise other expenses for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998:

                                 June 30, 2000      1999       1998
                                 -------------    -------     ------
Automobile                          $   650       $   256     $    0
Commission                              405         5,774        732
Dues and subscriptions                1,849         1,786        870
Management fees                       2,375             0          0
Miscellaneous                         1,772         3,080      3,020
Legal & accounting fees              55,598           650      1,416
Other taxes                             360            26        608
Travel and entertainment              1,732           325          0
                                    -------       -------     ------
                         TOTALS     $64,741       $11,897     $6,646
                                    =======       =======     ======



NOTE J - STOCK WARRANTS
-----------------------

The Board of Directors of the Company granted Stock Purchase Warrants. The Company issued Class A Warrants and Class B Warrants to purchase 1,325,000 shares of common stock, respectively. The warrants vested on the date of grant. Warrants may be exercised in whole or in part for $3.00 per share and $5.00 per share for A and B warrants respectively, beginning on the date of grant and expiring 3 years after the grant date. The warrant agreement further provides for redemption of the warrants by the Company at $0.01 per warrant if the price of the common stock closes above $4.50 in regard to the Class A Warrants and $7.50 in regard to the Class B Warrants for 20 consecutive trading days and providing for registration rights with respect to the warrants and underlying shares.

As of August 30, 2000 the Company entered into an agreement with the holders of the above warrants to cancel all of the warrants previously granted by the Company. No new warrants were issued to replace the ones which were cancelled.


NOTE K - COMMITMENTS AND CONTINGENCIES
--------------------------------------

As of the balance sheet date the Company had entered into an agreement with a local telecommunications company to provide the companies backbone communications to the Internet and to the company's customers. The agreement calls for monthly payments of $6,138 for a period of 60 months, expiring May 2005.


                                       BALANCE SHEET
                                       -------------

                                       ISNI.NET, INC.

                                     September 30, 2000
                                                                              SEPTEMBER 30,
                                                                                 2000
                                                                               (UNAUDITED)
                                                                              ------------

ASSETS
------

CURRENT ASSETS
    Cash                                                                       $   3,461
    Prepaid expenses                                                              15,750
    Deferred offering costs                                                       42,247
                                                                               ---------
            TOTAL CURRENT ASSETS                                                  61,458
                                                                               ---------


PREMISES AND EQUIPMENT, NET - NOTES C AND E                                       84,488
                                                                               ---------
                                                                               $ 145,946
                                                                               =========

LIABILITIES AND STOCKHOLDER'S DEFICIT
-------------------------------------

CURRENT LIABILITIES
    Lines of credit - NOTE D                                                   $  69,587
    Accounts payable                                                              79,810
    Accrued liabilities                                                            2,785
    Deferred revenue                                                              13,033
    Due to stockholder                                                           153,200
    Due to affiliates                                                             23,343
    Current portion of long-term debt                                             11,593
                                                                               ---------
                                                  TOTAL CURRENT LIABILITIES      353,351
                                                                               ---------


LONG-TERM DEBT, LESS CURRENT PORTION                                              14,231

STOCKHOLDER'S DEFICIT - NOTE B
    Preferred stock, $.0001 par value, authorized
      20,000,000 shares, no shares
      issued and outstanding                                                           0
    Common stock, $.0001 par value, authorized
      100,000,000 shares, issued and
      outstanding 26,661,000 shares                                                2,666
    Additional paid-in capital                                                   139,810
    Accumulated deficit                                                         (364,112)
                                                                               ---------
                                               TOTAL STOCKHOLDER'S DEFICIT      (221,636)
                                                                               ---------
                                                                               $ 145,946
                                                                               =========

                                   STATEMENTS OF OPERATIONS
                                   ------------------------

                                        ISNI.NET, INC.

                        Three months ended September 30, 2000 and 1999

                                                    THREE MONTHS ENDED     Three months ended
                                                       SEPTEMBER 30,          September 30,
                                                          2000                    1999
                                                        (UNAUDITED)           (unaudited)
                                                    ------------------     ------------------
INCOME
------
    Internet service fees                             $   111,395            $    77,954
    Other revenue                                              48                  4,045
                                                      -----------            -----------

                                     TOTAL INCOME         111,443                 81,999
                                                      -----------            -----------


OPERATING EXPENSES
------------------
    Cost of revenues                                       37,043                 26,552
    Advertising                                             1,127                  6,901
    Bank and service charges                                3,214                  2,671
    Consulting fees                                        17,250                  6,500
    Depreciation                                            5,469                  5,000
    Employee leasing costs                                    488                 13,606
    Wages                                                  26,310                      0
    Rent                                                    4,632                  4,531
    Other occupancy and office expenses - NOTE H           17,444                  4,959
    Other expenses - NOTE I                                26,366                  8,335
                                                      -----------            -----------

                         TOTAL OPERATING EXPENSES         139,343                 79,055
                                                      -----------            -----------

                    INCOME (LOSS) FROM OPERATIONS         (27,900)                 2,944

OTHER DEDUCTION
---------------
    Interest expense                                        6,140                    713
                                                      -----------            -----------
                INCOME (LOSS) BEFORE INCOME TAXES         (34,040)                 2,231

INCOME TAXES (CREDIT) - NOTE F                                  0                      0
------------------------------                        -----------            -----------
                                NET INCOME (LOSS)     $   (34,040)           $     2,231
                                                      ===========            ===========

INCOME (LOSS) PER SHARE                               $         0            $         0
-----------------------                               ===========            ===========

WEIGHTED AVERAGE
----------------
SHARES OUTSTANDING                                     26,661,000             24,844,022
------------------                                    ===========            ===========


                                             STATEMENTS OF STOCKHOLDER'S DEFICIT
                                             -----------------------------------

                                                       ISNI.NET, INC.

                                            Three months ended September 30, 2000

                                                          UNAUDITED

                                                              COMMON
                                                              STOCK                 ADDITIONAL
                                                      ------------------------       PAID-IN      ACCUMULATED
                                                      SHARES (000's)    AMOUNT       CAPITAL        DEFICIT        TOTAL
                                                      --------------    ------      ----------    -----------      ------
Balance (deficit)
        June 30, 2000                                     26,661        $2,666      $122,580      $(330,072)     $(204,826)
     Payments made by principal shareholder
        on company's behalf                                                  0        17,230                        17,230
     Comprehensive loss:
        Net loss for September 30, 2000                                      0             0        (34,040)       (34,040)
                                                                                                                 ---------
     Total comprehensive loss                                                                                      (34,040)
                                                          ------        ------      --------      ---------      ---------
Balance (deficit)
     September 30, 2000                                   26,661        $2,666      $139,810      $(364,112)     $(221,636)
                                                          ======        ======      ========      =========      =========


                                               STATEMENTS OF CASH FLOWS
                                               ------------------------

                                                    ISNI.NET, INC.

                                    Three months ended September 30, 2000 and 1999

                                                                           THREE MONTHS ENDED      Three months ended
                                                                              SEPTEMBER 30,           September 30,
                                                                                  2000                    1999
                                                                               (UNAUDITED)             (unaudited)
                                                                           -------------------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
    Net income (loss)                                                             $(34,040)             $  2,231
    Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
        Depreciation                                                                 5,469                 5,000
        Decrease in prepaid expenses                                                 3,000                     0
        Increase in other assets                                                   (42,247)                    0
        Increase (decrease) in accounts payable
            and other liabilities                                                      918                (3,821)
                                                                                  --------              --------

                                      NET CASH PROVIDED BY (USED IN)
                                                OPERATING ACTIVITIES               (66,900)                3,410
                                                                                  --------              --------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
      Purchase of premises and equipment                                            (6,826)                    0
                                                                                  --------              --------

                               NET CASH USED IN INVESTING ACTIVITIES                (6,826)                    0
                                                                                  --------              --------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
      Net borrowings on short-term debt                                             50,766                     0
      Net borrowings from (repayments to) affiliates
        and stockholders                                                            16,951               (18,424)
      Principal payments on capital lease obligations                               (7,760)                    0
      Payments made by principal stockholder
        on company's behalf                                                         17,230                 9,198
      Net proceeds from issuance of common stock                                         0                   660
                                                                                  --------              --------

                                      NET CASH PROVIDED BY (USED IN)
                                                FINANCING ACTIVITIES                77,187                (8,566)
                                                                                  --------              --------

                                     NET INCREASE (DECREASE) IN CASH                 3,461                (5,156)

CASH
----
    Beginning of period                                                                  0                 5,922
                                                                                  --------              --------

    End of period                                                                 $  3,461              $    766
                                                                                  ========              ========

SUPPLEMENTAL DISCLOSURE OF
--------------------------
CASH FLOW INFORMATION
---------------------
    Cash paid during the year for:
        Interest                                                                  $  2,007              $      0
                                                                                  ========              ========

    Capital lease obligation incurred for
      the acquisition of new equipment                                            $      0              $ 10,931
                                                                                  ========              ========

                                  [ISNI LOGO]


Dealer Prospectus Delivery Obligation

         Until ______, all selling stockholders and dealers that effect transactions in these shares, whether or not a participant in this offering, may be required to deliver a prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation, in its certificate of incorporation, may eliminate or limit personal liability of members of its board of directors for monetary damages for breach of a director's fiduciary duty of care. The elimination or limitation does not apply where there has been: a breach of the duty of loyalty; failure to act in good faith; intentional misconduct or knowing violation of a law; payment of a dividend or approval of a stock repurchase which was deemed illegal; or an improperly obtained personal benefit. ISNI's amended and restated certificate of incorporation provides for the elimination of the liability of directors to the extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law permits a corporation organized under Delaware law to indemnify directors and officers with respect to matters in which the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ISNI, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. ISNI's amended and restated certificate of incorporation entitles its directors and officers to indemnification to the extent permitted by Delaware law.

         ISNI's amended and restated certificate of incorporation also permits it to purchase and maintain insurance on behalf of any director and/or officer against any liability incurred by any director and/or officer acting as such or arising out of the status as such, whether or not ISNI would have power to indemnify him or her against such liability.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         Subject to future contingencies, all expenses incurred or expected to be incurred in connection with the issuance and distribution of the common stock that is the subject of this Registration Statement, other than underwriting discounts and commissions payable to the brokers and dealers who will sell shares of stock on behalf of ISNI, are itemized below. All such expenses are to be borne by ISNI. All the amounts shown, except the SEC registration fee, are estimates.

      SEC Registration Fee .......................................     $  9,453
      Blue Sky Filing Fees and Expenses ..........................       15,000*
      Transfer Agent Fees ........................................        5,000*
      Printing Costs .............................................       10,000*
      Legal Fees and Expenses ....................................       80,000*
      Accounting Fees and Expenses ...............................       25,000*
      Miscellaneous ..............................................        5,547*
                                                                       --------
               TOTAL .............................................     $150,000*


*estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


         Since its formation on August 31, 1999, ISNI sold unregistered shares of its common stock and warrants to purchase shares of its common stock in the following transactions:

         On August 31, 1999, ISNI issued 2,500,000 shares of common stock to Gilbert H. Davis, then its sole officer and director, at a price of $0.0002 per share, $500.00 in the aggregate. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 Act. There was no underwriter involved in this issuance and the share certificates were issued with appropriate restrictive legends. Similar legends were affixed to any certificates issued in connection with subsequent gifts of stock derived from this issuance. Mr. Davis executed a subscription agreement in which he acknowledged that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the common stock; he had such risks explained to him and had determined that such investment was suitable for him in view of his financial circumstances and available investment opportunities; he had sufficient net worth and income to bear the economic risk of the investment; he had no need for liquidity of the investment and no reason to anticipate any change in his financial circumstances which may cause or require any sale, transfer, or other distribution of the common stock; and ISNI had provided him with access to all ISNI company records and had answered all of his inquiries. In addition, Mr. Davis was the incorporator and, at the time of his investment, the sole officer and director of ISNI.

         On September 30, 1999, ISNI issued 150,000 shares of common stock to Erik S. Nelson and ESN Financial, L.P. at a price of $0.0002 per share, $30.00 in the aggregate. The general partner of ESN Financial, L.P. is a corporation wholly owned by Mr. Nelson. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 Act. There was no underwriter involved in these issuances and the share certificates were issued with appropriate restrictive legends. Similar legends were affixed to any certificates issued in connection with subsequent gifts of stock derived from these issuances. Both Mr. Nelson and ESN Financial, L.P. executed subscription agreements in which each acknowledged that he/it has such knowledge and experience in financial and business matters that he/it is capable of evaluating the merits and risks of the investment in the common stock; he/it had such risks explained to him/it and had determined that such investment was suitable for him/it in view of his/its financial circumstances and available investment opportunities; he/it had sufficient net worth and income to bear the economic risk of the investment; he/it had no need for liquidity of the investment and no reason to anticipate any change in his/its financial circumstances which may cause or require any sale, transfer, or other distribution of the common stock; and ISNI had provided him/it with access to all ISNI company records and had answered all of his/its inquiries. In addition, Mr. Nelson was a promotor of ISNI.

         On March 13, 2000, ISNI issued 11,000 shares of common stock to eleven sophisticated investors at a price of $0.01 per share, $110.00 in the aggregate. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 Act. There was no underwriter involved in these issuances and the share certificates were issued with appropriate restrictive legends. Each investor executed a subscription agreement in which he acknowledged that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the common stock; he had such risks explained to him and had determined that such investment was suitable for him in view of his financial circumstances and available investment opportunities; he had sufficient net worth and income to bear the economic risk of the investment; he had no need for liquidity of the investment and no reason to anticipate any change in his financial circumstances which may cause or require any sale, transfer, or other distribution of the common stock; and ISNI had provided him with access to all ISNI company records and had answered all of his inquiries. In addition, each such investor had access to all of ISNI's securities filings with the SEC.

         On March 25, 2000, in connection with the merger of Internet Services Network, Inc., a Florida corporation, into ISNI, ISNI issued 24,000,000 shares of common stock to Werner K. Ebner, currently President and Chief Executive Officer and a director of ISNI, in exchange for all of Mr. Ebner's shares of Internet Services. These shares were issued in reliance on Section 4(2) of the Securities Act of 1933 Act. There was no underwriter involved in connection with the merger; however, Internet Services paid a $25,000 consulting fee to Coral Capital Partners at the time the merger agreement was entered into, and an additional $100,000 to Coral Capital Partners at the closing of the merger. The share certificates were issued with appropriate restrictive legends. Similar legends were affixed to any certificates issued in connection with subsequent gifts of stock derived from this issuance. Mr. Ebner, sole stockholder of Internet Services Network, Inc., represented in the merger agreement that, among other things, he had the opportunity to ask questions and receive additional information from ISNI, to the extent that ISNI possessed such information, necessary to evaluate the merits and risks of any investment in ISNI, and that he had been given all material books, records, and financial statements of ISNI, all material contracts and documents relating to the proposed transaction, an opportunity to question the appropriate executive officer of ISNI, and copies of all reports filed with the SEC. Mr. Ebner also represented that he had adequate means of providing for his current needs and personal contingencies; had no need to sell the ISNI shares in the foreseeable future; has sufficient knowledge and experience in financial matters to evaluate the merits and risks of the investment; and is capable of reading and interpreting financial statements.


ITEM 27. EXHIBITS

         The following exhibits are filed herewith or incorporated herein by reference:

   NUMBER                                            DESCRIPTION                                            PAGE


    3(i)       Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3(i) of
               ISNI's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, and
               incorporated herein by reference)                                                             --

    3(ii)      Amended and Restated Bylaws (previously filed as Exhibit 3(i) of
               ISNI's Annual Report on Form 10-KSB for the fiscal year ended
               June 30, 2000, and incorporated herein by reference).                                         --

    4(a)       Instruments defining the rights of securities holders
               (see Articles FIVE, SIX, SEVEN, EIGHT, NINE, TEN, ELEVEN,



               TWELVE, and THIRTEEN of the Amended and Restated Certificate
               of Incorporation)                                                                             --

    4(b)       Specimen stock certificate............................................................

      5        Opinion of Porter, Wright, Morris & Arthur LLP                                                 *

     10        Merger Agreement, dated March 22, 2000, between Hawkeye
               Corporation and Internet Services Network, Inc (previously filed as Exhibit 2.1 of ISNI's Current Report on Form 8-K, dated March
               22, 2000).                                                                                    --
    23(a)      Consent of Hill, Barth & King LLC.....................................................

    23(b)      Consent of Porter, Wright, Morris & Arthur LLP (included in its opinion filed as
               Exhibit 5)                                                                                    --

     24        Power of Attorney                                                                              *

     27        Financial Data Schedule                                                                        *

-------

* Previously filed.



ITEM 28.  UNDERTAKINGS

     The undersigned hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     2. to treat, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment as a new registration statement of the securities offered and the offering of such securities at that time to be the initial bona fide offering.

     3. to file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the undersigned registrant's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, in the City of Punta Gorda, State of Florida, on December 22, 2000.


                                        ISNI.NET, INC.

                                     By:  /S/ Werner K. Ebner
                                          --------------------------------------
                                          Werner K. Ebner
                                          President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed by the following persons in the capacities and on the dates stated.


NAME                                        TITLE                               DATE


/S/ Werner K. Ebner                     President, Chief Executive
---------------------------------       Officer  and Director                   December 22, 2000
Werner K. Ebner

/S/ Dieter Maschewsky                   Chief Operating Officer,
---------------------------------       Vice-President and Director             December 22, 2000
Dieter Maschewsky

/S/ J. Lesly Benoit, Jr.                Chief Financial Officer,
---------------------------------       Secretary and Director                  December 22, 2000
J. Lesly Benoit, Jr.

/S/ Reinhard Schiffel                   Director                                December 22, 2000
---------------------------------
Reinhard Schiffel

/S/ Jeremy Scott Joiner                 Director                                December 22, 2000
---------------------------------
Jeremy Scott Joiner
